KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

To the Stockholders and the Board of Directors of Kaiser Aluminum Corporation:

We have audited the accompanying consolidated balance sheets of Kaiser Aluminum
Corporation (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related statements of consolidated income (loss), stockholders' equity and comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kaiser Aluminum Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended
December 31, 2001, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern which contemplate among other things, realization of assets and payment of liabilities in the normal course of business. As discussed in Note 1 to the consolidated financial statements, on February 12, 2002, the Company, its wholly owned subsidiary, Kaiser Aluminum & Chemical Corporation ("KACC") and certain of
KACC's subsidiaries filed for reorganization under Chapter 11 of the United
States Bankruptcy Code. This action raises substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or the effects on existing stockholders' equity that may result from any plans, arrangements or other actions arising from the aforementioned proceedings, or the possible inability of the Company to continue in existence.

ARTHUR ANDERSEN LLP

Houston, Texas
April 10, 2002

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                               December 31,
                                                                                        --------------------------
(In millions of dollars, except share amounts)                                                  2001          2000
------------------------------------------------------------------------------------    ------------   -----------

ASSETS
Current assets:
   Cash and cash equivalents                                                            $     153.3    $     23.4
   Receivables:
     Trade, less allowance for doubtful receivables of $7.0 and $5.8                          124.1         188.7
     Other                                                                                     82.3         241.1
   Inventories                                                                                313.3         396.2
   Prepaid expenses and other current assets                                                   86.2         162.7
                                                                                        ------------   -----------

     Total current assets                                                                     759.2       1,012.1

Investments in and advances to unconsolidated affiliates                                       63.0          77.8
Property, plant, and equipment - net                                                        1,215.4       1,176.1
Deferred income taxes                                                                             -         454.2
Other assets                                                                                  706.1         622.9
                                                                                        ------------   -----------

     Total                                                                              $   2,743.7    $  3,343.1
                                                                                        ============   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                                     $     167.4    $    236.8
   Accrued interest                                                                            35.4          37.5
   Accrued salaries, wages, and related expenses                                               88.9         110.3
   Accrued postretirement medical benefit obligation - current portion                         62.0          58.0
   Other accrued liabilities                                                                  223.3         288.9
   Payable to affiliates                                                                       52.9          78.3
   Long-term debt - current portion                                                           173.5          31.6
                                                                                        ------------   -----------

     Total current liabilities                                                                803.4         841.4

Long-term liabilities                                                                         919.9         703.7
Accrued postretirement medical benefit obligation                                             642.2         656.9
Long-term debt                                                                                700.8         957.8
Minority interests                                                                            118.5         101.1
Commitments and contingencies
Stockholders' equity:
   Common stock, par value $.01, authorized 125,000,000 shares; issued
     and outstanding 80,698,066 and 79,599,557 shares                                            .8            .8
   Additional capital                                                                         539.1         537.5
   Accumulated deficit                                                                       (913.7)       (454.3)
   Accumulated other comprehensive income (loss)                                              (67.3)         (1.8)
                                                                                        ------------   -----------

     Total stockholders' equity                                                              (441.1)         82.2
                                                                                        ------------   -----------

     Total                                                                              $   2,743.7    $  3,343.1
                                                                                        ============   ===========

       The accompanying notes to consolidated financial statements are an integral part of these statements.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (LOSS)
--------------------------------------------------------------------------------

                                                                                            Year Ended December 31,
                                                                                    ---------------------------------------
(In millions of dollars, except share amounts)                                             2001          2000          1999
---------------------------------------------------------------------------------   -----------   -----------   -----------

Net sales                                                                           $  1,732.7    $  2,169.8    $  2,083.6
                                                                                    -----------   -----------   -----------

Costs and expenses:
   Cost of products sold                                                               1,638.4       1,891.4       1,893.5
   Depreciation and amortization                                                          90.2          76.9          89.5
   Selling, administrative, research and development, and general                        102.8         104.1         105.4
   Non-recurring operating items                                                        (163.6)        (41.9)         24.1
                                                                                    -----------   -----------   -----------

     Total costs and expenses                                                          1,667.8       2,030.5       2,112.5
                                                                                    -----------   -----------   -----------

Operating income (loss)                                                                   64.9         139.3         (28.9)

Other income (expense):
   Interest expense                                                                     (109.0)       (109.6)       (110.1)
   Gain on sale of interest in QAL                                                       163.6         -             -
   Gain on involuntary conversion at Gramercy facility                                   -             -              85.0
   Other - net                                                                           (32.8)         (4.3)        (35.9)
                                                                                    -----------   -----------   -----------

Income (loss) before income taxes and minority interests                                  86.7          25.4         (89.9)

(Provision) benefit for income taxes                                                    (550.2)        (11.6)         32.7

Minority interests                                                                         4.1           3.0           3.1
                                                                                    -----------   -----------   -----------

Net income (loss)                                                                   $   (459.4)   $     16.8    $    (54.1)
                                                                                    ===========   ===========   ===========

Earnings (loss) per share:
   Basic/Diluted                                                                    $    (5.73)   $      .21    $     (.68)
                                                                                    ===========   ===========   ===========

Weighted average shares outstanding (000):
   Basic                                                                                80,235        79,520        79,336
                                                                                    ===========   ===========   ===========

   Diluted                                                                              80,235        79,523        79,336
                                                                                    ===========   ===========   ===========

       The accompanying notes to consolidated financial statements are an integral part of these statements.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)
--------------------------------------------------------------------------------

(In millions of dollars)
--------------------------------------------------------------------------------

                                                                                                    Accumulated
                                                                                                          Other
                                                      Common        Additional     Accumulated    Comprehensive
                                                       Stock           Capital         Deficit    Income (Loss)       Total
                                            ----------------  ----------------  -------------- ---------------- -----------

BALANCE, December 31, 1998                  $            .8   $         535.4   $      (417.0) $         -      $    119.2

   Net income (loss)                                  -                 -               (54.1)           -           (54.1)
   Minimum pension liability adjustment,
      net of income tax benefit of $.7                -                 -                -                (1.2)       (1.2)
                                                                                                                -----------
     Comprehensive income (loss)                      -                 -                -               -           (55.3)
   Stock options exercised                            -                    .1            -               -              .1
   Incentive plan accretion                           -                   1.3            -               -             1.3
                                            ----------------  ----------------  -------------- ---------------- -----------

BALANCE, December 31, 1999                               .8             536.8          (471.1)            (1.2)       65.3

   Net income                                         -                 -                16.8            -            16.8
   Minimum pension liability adjustment,
     net of income tax benefit of $.4                 -                 -                -                 (.6)        (.6)
                                                                                                                -----------
     Comprehensive income                             -                 -                -               -            16.2
   Incentive plan accretion                           -                    .7            -               -              .7
                                            ----------------  ----------------  -------------- ---------------- -----------

BALANCE, December 31, 2000                               .8             537.5          (454.3)            (1.8)       82.2

   Net income (loss)                                  -                 -              (459.4)           -          (459.4)
   Minimum pension liability
     adjustment, net of income tax
     benefit of $38.0                                 -                 -                -               (64.5)      (64.5)
   Cumulative effect of accounting
     change, net of income tax
     provision of $.5                                 -                 -                -                 1.8         1.8
   Unrealized net gain on derivative
     instruments arising during the
     period, net of income tax
     provision of $19.4                               -                 -                -                33.1        33.1
   Less reclassification adjustment for
     realized net gain on derivative
     instruments included in net
     income, net of income tax
     benefit of $5.8                                  -                 -                -               (10.9)      (10.9)
   Adjustment of valuation allowances for
     net deferred income tax assets provided
     in respect of items reflected in Other
     comprehensive income                             -                 -                -               (25.0)      (25.0)
                                                                                                                -----------
   Comprehensive income                                                                                             (524.9)
   Incentive plan and restricted stock
     accretion                                       -                    1.6            -               -            1.6
                                            ----------------  ----------------  -------------- ---------------- -----------

BALANCE, December 31, 2001                  $            .8   $         539.1   $      (913.7) $         (67.3) $   (441.1)
                                            ================  ================  ============== ================ ===========

       The accompanying notes to consolidated financial statements are an integral part of these statements.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED CASH FLOWS
--------------------------------------------------------------------------------

                                                                                               Year Ended December 31,
                                                                                   -----------------------------------------------
(In millions of dollars)                                                                     2001              2000           1999
---------------------------------------------------------------------------------  --------------    --------------   ------------
Cash flows from operating activities:
   Net income (loss)                                                               $      (459.4)    $        16.8    $     (54.1)
   Adjustments to reconcile net income to net cash (used) provided by operating activities:
       Depreciation and amortization (including deferred financing costs of $5.1,
         $4.4 and $4.3)                                                                     95.3              81.3           93.8
       Non-cash restructuring and impairment charges (Notes 2 and 6)                        41.7              63.3           19.1
       Gain on involuntary conversion at Gramercy facility                                   -                 -            (85.0)
       Gains - sale of QAL interest and real estate in 2001, real estate in 2000,
         and interests in AKW L.P. in 1999                                                (173.6)            (39.0)         (50.5)
       Equity in loss (income) of unconsolidated affiliates, net of distributions            1.1              13.1           (4.9)
       Minority interests                                                                   (4.1)             (3.0)          (3.1)
       Decrease (increase) in trade and other receivables                                  226.0            (168.8)          21.7
       Decrease (increase) in inventories                                                   66.7             125.8           (2.6)
       Decrease (increase) in prepaid expenses and other current assets                     23.2              20.8          (66.9)
       (Decrease) increase in accounts payable (associated with operating activities)
         and accrued interest                                                              (39.1)            (29.7)          58.8
       (Decrease) increase in payable to affiliates and other accrued liabilities          (48.5)             68.9           19.6
       Increase (decrease) in accrued and deferred income taxes                            521.8             (10.2)         (55.2)
       Net cash impact of changes in long-term assets and liabilities                      (12.5)            (69.4)          15.7
       Other                                                                                11.2              13.2            4.3
                                                                                   --------------    --------------   ------------

         Net cash provided (used) by operating activities                                  249.8              83.1          (89.3)
                                                                                   --------------    --------------   ------------

Cash flows from investing activities:
   Capital expenditures (including $78.6, $239.1 and $4.8 related to the Gramercy
     facility)                                                                            (148.7)           (296.5)         (68.4)
   (Decrease) increase in accounts payable - Gramercy-related capital expenditures         (34.6)             34.6             -
   Gramercy-related property damage insurance recoveries                                     -               100.0             -
   Net proceeds from dispositions; primarily QAL interest  in 2001, real estate in
     2000 and AKW L.P. interests in 1999                                                   171.6              66.9           74.8
   Other                                                                                     2.4                .2           (3.3)
                                                                                   --------------    --------------   ------------

         Net cash (used) provided by investing activities                                   (9.3)            (94.8)           3.1
                                                                                   --------------    --------------   ------------

Cash flows from financing activities:
   (Repayments) borrowings under credit agreement, net                                     (30.4)             20.0           10.4
   Repayments of other debt                                                                (74.7)             (2.9)           (.6)
   Redemption of minority interests' preference stocks                                      (5.5)             (2.8)          (1.6)
   Incurrence of financing costs                                                             -                 (.4)            -
   Capital stock issued                                                                      -                 -               .1
   Decrease in restricted cash, net                                                          -                 -               .8
                                                                                   --------------    --------------   ------------

         Net cash (used) provided by financing activities                                 (110.6)             13.9            9.1
                                                                                   --------------    --------------   ------------

Net increase (decrease) in Cash and cash equivalents during the year                       129.9               2.2          (77.1)
Cash and cash equivalents at beginning of year                                              23.4              21.2           98.3
                                                                                   --------------    --------------   ------------

Cash and cash equivalents at end of year                                           $       153.3     $        23.4    $      21.2
                                                                                   ==============    ==============   ============

Supplemental disclosure of cash flow information:
   Interest paid, net of capitalized interest of $3.5, $6.5 and $3.4               $       106.0     $       105.3    $     105.4
   Income taxes paid                                                                        52.1              19.6           24.1
           The accompanying notes to consolidated financial statements are an integral part of these statements.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

(In millions of dollars, except share amounts)
--------------------------------------------------------------------------------

1.   REORGANIZATION PROCEEDINGS

On February 12, 2002, Kaiser Aluminum Corporation ("Kaiser" or the "Company"),
its wholly owned subsidiary, Kaiser Aluminum & Chemical Corporation ("KACC")
and 13 of KACC's wholly owned subsidiaries filed separate voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the "Court")
for reorganization under Chapter 11 of the United States Bankruptcy Code (the
"Code"). On March 15, 2002, two additional wholly owned subsidiaries of KACC filed petitions. The Company, KACC and the 15 subsidiaries of KACC that have filed petitions are collectively referred to herein as the "Debtors" and the
Chapter 11 proceedings of these entities are collectively referred to herein as the "Cases." For purposes of these financial statements, the term "Filing Date"
shall mean with respect to any particular Debtor, the date on which such Debtor filed its Case. The wholly owned subsidiaries of KACC included in the Cases are:
Kaiser Bellwood Corporation, Kaiser Aluminium International, Inc., Kaiser
Aluminum Technical Services, Inc., Kaiser Alumina Australia Corporation (and its
wholly owned subsidiary, Kaiser Finance Corporation) and ten other entities with limited balances or activities. None of KACC's non-U.S. affiliates were included in the Cases. The Cases are being jointly administered with the Debtors managing their businesses in the ordinary course as debtors-in-possession subject to the control and supervision of the Court.

The necessity for filing the Cases was attributable to the liquidity and cash flow problems of the Company arising in late 2001 and early 2002. The Company was facing significant near-term debt maturities at a time of unusually weak aluminum industry business conditions, depressed aluminum prices and a broad economic slowdown that was further exacerbated by the events of September 11. In addition, the Company had become increasingly burdened by the asbestos litigation (see Note 12) and growing legacy obligations for retiree medical and pension costs (see Note 10). The confluence of these factors created the prospect of continuing operating losses and negative cash flow, resulting in lower credit ratings and an inability to access the capital markets.

The outstanding principal of, and accrued interest on, all long-term debt of the
Company became immediately due and payable as a result of the commencement of the Cases. However, the vast majority of the claims in existence at the Filing
Date (including claims for principal and accrued interest and substantially all legal proceedings) are stayed (deferred) while the Company and KACC continue to manage the businesses. The Court has, however, upon motion by the Debtors, permitted the Debtors to pay or otherwise honor certain unsecured pre-Filing
Date claims, including employee wages and benefits and customer claims in the ordinary course of business, subject to certain limitations, and to fund, on an interim basis pending a final determination of the issue by the Court, its joint ventures in the ordinary course of business. The Debtors also have the right to assume or reject executory contracts, subject to Court approval and certain other limitations. In this context, "assumption" means that the Debtors agree to perform their obligations and cure certain existing defaults under an executory contract and "rejection" means that the Debtors are relieved from their obligations to perform further under an executory contract and are subject only to a claim for damages for the breach thereof. Any claim for damages resulting from the rejection of an executory contract is treated as a general unsecured claim in the Cases.

Generally, pre-Filing Date claims against the Debtors will fall into two categories: secured and unsecured, including certain contingent or unliquidated claims. Under the Code, a creditor's claim is treated as secured only to the extent of the value of the collateral securing such claim, with the balance of such claim being treated as unsecured. Unsecured and partially secured claims do not accrue interest after the Filing Date. A fully secured claim, however, does accrue interest after the Filing Date until the amount due and owing to the secured creditor, including interest accrued after the Filing Date, is equal to the value of the collateral securing such claim. The amount and validity of pre-Filing Date contingent or unliquidated claims, although presently unknown, ultimately may be established by the Court or by agreement of the parties. As a result of the Cases, additional pre-Filing Date claims and liabilities may be asserted, some of which may be significant. No provision has been included in the accompanying financial statements for such potential claims and additional liabilities that may be filed on or before a date to be fixed by the Court as the last day to file proofs of claim.

The following table sets forth certain 2001 financial information for the
Debtors and non-Debtors.

                     CONDENSED CONSOLIDATING BALANCE SHEETS
                                DECEMBER 31, 2001

                                                                                           Consolidation/
                                                                                             Elimination
                                                           Debtors         Non-Debtors         Entries        Consolidated
                                                      ----------------   ---------------  ----------------   --------------

Current assets                                        $         607.6    $        151.6   $          -       $       759.2
Investments in subsidiaries                                   1,390.4              33.4          (1,360.8)            63.0
Intercompany receivables (payables)                          (1,004.0)          1,004.0              -                 -
Property and equipment, net                                     825.5             389.9              -             1,215.4
Deferred income taxes                                           (66.6)             66.6              -                 -
Other assets                                                    696.9               9.2              -               706.1
                                                      ----------------   ---------------  ----------------   --------------
                                                      $       2,449.8    $      1,654.7   $      (1,360.8)   $     2,743.7
                                                      ================   ===============  ================   ==============

Current liabilities                                   $         702.0    $        101.4   $          -       $       803.4
Other long-term liabilities                                   1,510.2              51.9              -             1,562.1
Long-term debt                                                  678.7              22.1              -               700.8
Minority interests                                               -                 98.8              19.7            118.5
Stockholders' equity                                           (441.1)          1,380.5          (1,380.5)          (441.1)
                                                      ----------------   ---------------  ----------------   --------------
                                                      $       2,449.8    $      1,654.7   $      (1,360.8)   $     2,743.7
                                                      ================   ===============  ================   ==============

                  CONDENSED CONSOLIDATING STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                                           Consolidation/
                                                                                             Elimination
                                                           Debtors         Non-Debtors         Entries        Consolidated
                                                      ----------------   ---------------  ----------------   --------------

Net sales                                             $       1,252.8    $        592.7   $        (112.8)   $     1,732.7
Costs and expenses:
     Operating costs and expenses                             1,354.0             577.8            (100.4)         1,831.4
     Non-recurring operating items                             (167.2)              3.6              -              (163.6)
                                                      ----------------   ---------------  ----------------   --------------
Operating income                                                 66.0              11.3             (12.4)            64.9
Interest expense                                               (106.5)             (2.5)             -              (109.0)
Other income (expense), net                                     131.8              (1.0)             -               130.8
Benefit (provision) for income tax                             (548.9)             (1.3)             -              (550.2)
Minority interests                                               -                  5.2              (1.1)             4.1
Equity in income of subsidiaries                                 11.7              -                (11.7)             -
                                                      ----------------   ---------------  ----------------   --------------
Net income (loss)                                     $        (445.9)   $         11.7   $         (25.2)   $      (459.4)
                                                      ================   ===============  ================   ==============

The Company's and KACC's objective is to achieve the highest possible recoveries for all creditors and stockholders, consistent with the Debtors' abilities to pay and the continuation of their businesses. However, there can be no assurance that the Debtors will be able to attain these objectives or achieve a successful reorganization. Further, there can be no assurance that the liabilities of the
Debtors will not be found in the Cases to exceed the fair value of their assets.
This could result in claims being paid at less than 100% of their face value and the equity of the Company's stockholders being diluted or cancelled.

Under the Code, the rights of and ultimate payments to pre-Filing Date creditors and stockholders may be substantially altered. At this time, it is not possible to predict the outcome of the Cases, in general, or the effect of the Cases on the businesses of the Debtors or on the interests of creditors and stockholders.

Two creditors' committees, one representing the unsecured creditors and the other representing the asbestos claimants, have been appointed as official committees in the Cases and, in accordance with the provisions of the Code, will have the right to be heard on all matters that come before the Court. The
Debtors expect that the appointed committees, together with a legal representative of potential future asbestos claimants to be appointed by the
Court, will play important roles in the Cases and the negotiation of the terms of any plan or plans of reorganization. The Debtors are required to bear certain of the committees' costs and expenses, including those of their counsel and other advisors.

The Debtors anticipate that substantially all liabilities of the Debtors as of the date of the Filing will be resolved under one or more plans of reorganization to be proposed and voted on in the Cases in accordance with the provisions of the Code. Although the Debtors intend to file and seek confirmation of such a plan or plans, there can be no assurance as to when the
Debtors will file such a plan or plans, or that such plan or plans will be confirmed by the Court and consummated.

As provided by the Code, the Debtors initially have the exclusive right to propose a plan of reorganization for 120 days following the Filing Date. If the
Debtors fail to file a plan of reorganization during such period or any extension thereof, or if such plan is not accepted by the requisite numbers of creditors and equity holders entitled to vote on the plan, other parties in interest in the Cases may be permitted to propose their own plan(s) of reorganization for the Debtors.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern. The consolidated financial statements of the Company have been prepared on a "going concern" basis which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business; however, as a result of the commencement of the Cases, such realization of assets and liquidation of liabilities are subject to a significant number of uncertainties.
The financial statements for periods ending after the Filing Date will include adjustments and reclassifications to reflect the liabilities which have been deferred as a result of the commencement of the Cases. Specifically, but not all inclusive, the consolidated financial statements do not present: (a) the classification of any long-term debt which is in default as a current liability,
(b) the realizable value of assets on a liquidation basis or the availability of such assets to satisfy liabilities, (c) the amount which will ultimately be paid to settle liabilities and contingencies which may be allowed in the Cases, or
(d) the effect of any changes which may be made in connection with the Debtors'
capitalizations or operations resulting from a plan of reorganization. Because of the ongoing nature of the Cases, the discussions and consolidated financial statements contained herein are subject to material uncertainties.

Future financial statements of the Company and the Debtors will be reported in accordance with Statement of Position 90-7, Financial Reporting by Entities in
Reorganization Under the Bankruptcy Code ("SOP 90-7"). The more significant impacts on the Company's future financial reporting (prior to any plan of reorganization that may be approved by the Court) will be -

   -  The balance sheet will distinguish between pre-Filing Date liabilities that are subject to compromise from those that are not (such as fully secured liabilities that are expected not to be compromised) and post-Filing Date obligations. (See Note 8 for a break-down of secured vs.
      unsecured debt).

   -  Interest expense will only be reflected for fully secured debt.
      Contractual interest expense for debt subject to compromise will be reported parenthetically on the face of the statement of consolidated income (loss) but will not be deducted in determining net income.

   -  Revenues, gains and losses, costs and expenses (including professional fees) and provisions for losses resulting directly from the Cases will be separately reported as "Reorganization Items" in the statement of consolidated income (loss). Interest income earned by the Debtors that would not have otherwise been earned during the pendency of the Cases will also be reported as a "reorganization item." The amounts of reorganization items that will be incurred during the pendency of the Cases cannot be predicted at this time, but such amounts are expected to be significant.

Principles of Consolidation. The consolidated financial statements include the statements of the Company and its majority owned subsidiaries. The Company is a subsidiary of MAXXAM Inc. ("MAXXAM") and conducts its operations through its wholly owned subsidiary, KACC. KACC operates in all principal aspects of the aluminum industry-the mining of bauxite (the major aluminum bearing ore), the refining of bauxite into alumina (the intermediate material), the production of primary aluminum, and the manufacture of fabricated and semi-fabricated aluminum products. Kaiser's production levels of alumina, before consideration of the
Gramercy incident (see Note 3), and primary aluminum exceed its internal processing needs, which allows it to be a major seller of alumina and primary aluminum to domestic and international third parties (see Note 15).

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties, with respect to such estimates and assumptions, are inherent in the preparation of the Company's consolidated financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions, which could have a material effect on the reported amounts of the Company's consolidated financial position and results of operation.

Investments in 50%-or-less-owned entities are accounted for primarily by the equity method. Intercompany balances and transactions are eliminated.

Recognition of Sales. Sales are recognized when title, ownership and risk of loss pass to the buyer.

Earnings per Share. Basic earnings per share is computed by dividing the weighted average number of common shares outstanding during the period, including the weighted average impact of the shares of common stock issued during the year from the date(s) of issuance. However, earnings per share may not be meaningful, because as a part of a plan of reorganization, it is possible that the interests of the Company's existing stockholders could be diluted or cancelled.

Diluted earnings per share for the year ended December 31, 2000 included the dilutive effect of outstanding stock options ( 3,000 shares). The impact of outstanding stock options was excluded from the computation of diluted loss per share for the years ended December 31, 2001 and 1999, as their effect would have been antidilutive.

Cash and Cash Equivalents. The Company considers only those short-term, highly liquid investments with original maturities of 90 days or less to be cash equivalents.

Inventories. Substantially all product inventories are stated at last-in, first-out ("LIFO") cost, not in excess of market value. Replacement cost is not in excess of LIFO cost. Inventories at December 31, 2001, have been reduced by
(a) a $5.6 charge (in non-recurring operating items) to write-down certain excess operating supplies and repairs and maintenance parts that will be sold, rather than used in production, as part of the Company's performance improvement initiative to generate one-time cash and (b) $8.2 of LIFO inventory charges (in cost of products sold) as reductions of inventory volumes were in inventory layers with higher costs than current market prices ($3.2 of which was recorded in the fourth quarter of 2001). Inventories at December 31, 2000, were reduced by LIFO inventory charges totaling $24.1 ($.6 in cost of products sold and $23.5 in non-recurring operating items). The non-recurring LIFO charges result primarily from the Washington smelters' curtailment ($4.5), the exit from the can body stock product line ($11.1) and the delayed restart of the Gramercy facility ($7.0). Other inventories, principally operating supplies and repair and maintenance parts, are stated at the lower of average cost or market.
Inventory costs consist of material, labor, and manufacturing overhead, including depreciation. Inventories consist of the following:

                                                                               December 31,
                                                                       ----------------------------
                                                                               2001            2000
--------------------------------------------------------------------   ------------   -------------
Finished fabricated products                                           $      30.4    $        54.6
Primary aluminum and work in process                                         108.3            126.9
Bauxite and alumina                                                           77.7             88.6
Operating supplies and repair and maintenance parts                           96.9            126.1
                                                                       ------------   -------------
                                                                       $     313.3    $       396.2
                                                                       ============   =============

Depreciation. Depreciation is computed principally by the straight-line method at rates based on the estimated useful lives of the various classes of assets.
The principal estimated useful lives of land improvements, buildings, and machinery and equipment are 8 to 25 years, 15 to 45 years, and 10 to 22 years, respectively.

Stock-Based Compensation. The Company applies the intrinsic value method to account for a stock-based compensation plan whereby compensation cost is recognized only to the extent that the quoted market price of the stock at the measurement date exceeds the amount an employee must pay to acquire the stock.
No compensation cost has been recognized for this plan as the exercise price of the stock options granted in 2001, 2000 and 1999 were at or above the market price. The pro forma after-tax effect of the estimated fair value of the grants would be to reduce net income in 2001 by $.3, reduce net income in 2000 by $2.2 and increase the net loss in 1999 by $1.8. The fair value of the 2001, 2000 and
1999 stock option grants were estimated using a Black-Scholes option pricing model.

Other Income (Expense). Amounts included in other income (expense) in 2001, 2000 and 1999, other than interest expense, gain on sale of QAL interest and gain on involuntary conversion at the Gramercy facility, included the following pre-tax gains (losses):

                                                                           Year Ended December 31,
                                                                 -------------------------------------------
                                                                          2001          2000            1999
---------------------------------------------------------------- -------------  ------------  --------------
Asbestos-related charges (Note 12)                               $      (57.2)  $     (43.0)  $       (53.2)
Gains on sale of real estate (Note 5)                                     6.9          22.0            -
Mark-to-market gains (losses) (Note 13)                                  35.6          11.0           (32.8)
Adjustment to environmental liabilities (Note 12)                       (13.5)        -                 -
MetalSpectrum investment write-off (Note 4)                              (2.8)        -                 -
Lease obligation adjustment (Note 12)                                     -            17.0             -
Gain on sale of interests in AKW L.P. (Note 4)                            -             -              50.5
                                                                 -------------  ------------  --------------
   Special items, net                                                   (31.0)          7.0           (35.5)
All other, net                                                           (1.8)        (11.3)            (.4)
                                                                 -------------  ------------  --------------
                                                                 $      (32.8)  $      (4.3)  $       (35.9)
                                                                 =============  ============  ==============

Deferred Financing Costs. Costs incurred to obtain debt financing are deferred and amortized over the estimated term of the related borrowing. Such amortization is included in Interest expense. As a result of the Cases, the amortization of the deferred financing costs related to the Debtors' unsecured debt was discontinued on the Filing Date.

Goodwill. Through the year ended December 31, 2001, the goodwill associated with the acquisition of the Chandler, Arizona facility (see Note 5) was being amortized on a straight-line basis over 20 years. Beginning with the first quarter of 2002, the Company discontinued the amortization of goodwill consistent with Statement of Financial Accounting Standards No. 142, Goodwill
and Other Intangible Assets ("SFAS No. 142"). However, the discontinuance of amortization of goodwill will not have a material effect on the Company's results of operations or financial condition (the amount of amortization in 2001 was less than $.8). In accordance with SFAS No. 142, which was adopted as of
January 1, 2002, the Company will review goodwill for impairment at least annually. The adoption of SFAS No. 142 will not have a material impact on the
Company's future operating results. As of December 31, 2001, unamortized goodwill was approximately $11.4 and was included in Other assets in the accompanying consolidated balance sheets.

Foreign Currency. The Company uses the United States dollar as the functional currency for its foreign operations.

Derivative Financial Instruments. Hedging transactions using derivative financial instruments are primarily designed to mitigate KACC's exposure to changes in prices for certain of the products which KACC sells and consumes and, to a lesser extent, to mitigate KACC's exposure to changes in foreign currency exchange rates. KACC does not utilize derivative financial instruments for trading or other speculative purposes. KACC's derivative activities are initiated within guidelines established by management and approved by KACC's and the Company's boards of directors. Hedging transactions are executed centrally on behalf of all of KACC's business segments to minimize transaction costs, monitor consolidated net exposures and allow for increased responsiveness to changes in market factors.

Pre-2001 Accounting. Accounting guidelines in place through December 31, 2000, provided that any interim fluctuations in option prices prior to the settlement date were deferred until the settlement date of the underlying hedged transaction, at which time they were recorded in net sales or cost of products sold (as applicable) together with the related premium cost. No accounting recognition was accorded to interim fluctuations in prices of forward sales contracts. Hedge (deferral) accounting would have been terminated (resulting in the applicable derivative positions being marked-to-market) if the level of underlying physical transactions ever fell below the net exposure hedged. This did not occur in 1999 or 2000.

Current Accounting. Effective January 1, 2001, the Company began reporting derivative activities pursuant to Statement of Financial Accounting Standards
("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities.
SFAS No. 133 requires companies to recognize all derivative instruments as assets or liabilities in the balance sheet and to measure those instruments at fair value by "marking-to-market" all of their hedging positions at each period-end (see Note 13). This contrasts with pre-2001 accounting principles, which generally only required certain "non-qualifying" hedging positions to be marked-to- market. Changes in the market value of the Company's open hedging positions resulting from the mark-to-market process represent unrealized gains or losses. Such unrealized gains or losses will fluctuate, based on prevailing market prices at each subsequent balance sheet date, until the transaction date occurs. Under SFAS No. 133, these changes are recorded as an increase or reduction in stockholders' equity through either other comprehensive income or net income, depending on the facts and circumstances with respect to the hedge and its documentation. To the extent that changes in market values of the
Company's hedging positions are initially recorded in other comprehensive income, such changes reverse out of other comprehensive income (offset by any fluctuations in other "open" positions) and are recorded in net income (included in net sales or cost of products sold, as applicable) when the subsequent physical transactions occur. Additionally, under SFAS No. 133, if the level of physical transactions ever falls below the net exposure hedged, "hedge"
accounting must be terminated for such "excess" hedges. In such an instance, the mark-to-market changes on such excess hedges would be recorded in the income statement rather than in other comprehensive income. This did not occur during
2001.

Differences between comprehensive income and net income, which have historically been small, may become significant in future periods as a result of SFAS No.
133. In general, SFAS No. 133 will result in material fluctuations in comprehensive income and stockholders' equity in periods of price volatility, despite the fact that the Company's cash flow and earnings will be "fixed" to the extent hedged. This result is contrary to the intent of the Company's hedging program, which is to "lock-in" a price (or range of prices) for products sold/used so that earnings and cash flows are subject to reduced risk of volatility.

SFAS No. 133 requires that, as of the date of the initial adoption, the difference between the market value of derivative instruments recorded on the
Company's consolidated balance sheet and the previous carrying amount of those derivatives be reported in net income or other comprehensive income, as appropriate, as the cumulative effect of a change in accounting principle. Based on authoritative accounting literature issued during the first quarter of 2001, it was determined that all of the cumulative impact of adopting SFAS No. 133 should be recorded in other comprehensive income. The cumulative effect amount was reclassified to earnings during 2001.

Fair Value of Financial Instruments. Given the fact that the fair value of substantially all of the Company's outstanding indebtedness will be determined as part of the plan of reorganization, it is impracticable and inappropriate to estimate the fair value of these financial instruments at December 31, 2001.

New Accounting Pronouncements. Statement of Financial Accounting Standard No.
143, Accounting for Asset Retirement Obligations ("SFAS No. 143"), was issued in
June 2001 and must be first applied to the Company's consolidated financial statements beginning January 1, 2003, although earlier adoption is permitted. In general terms, SFAS No. 143 requires the recognition of a liability resulting from anticipated retirement obligations, offset by an increase in the value of the associated productive asset for such anticipated costs. Over the life of the asset, depreciation expense is to include the ratable expensing of the retirement cost included with the asset value. The statement applies to all legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, or development and (or) the normal operation of a long-lived asset, except for certain lease obligations.
Excluded from this statement are obligations arising solely from a plan to dispose of a long-lived asset and obligations that result from the improper operation of an asset (i.e. the type of environmental obligations discussed in
Note 12).

The Company's consolidated financial statements already reflect reclamation obligations by its bauxite mining operations in accordance with accounting policies consistent with SFAS No. 143. At December 31, 2001, the amount of the accrued reclamation obligations included in the consolidated financial statements was approximately $3.1 after considering expenditures in 2001 of approximately $3.0. The Company is continuing its evaluation of SFAS No. 143.
The Company expects that the costs associated with the accrued reclamation obligations as of December 31, 2001 will be incurred, in the ordinary course, during the ensuing 12 to 18 months. At the same time, additional accruals in respect of future mining will be incurred. A decision as to the formal adoption of SFAS No. 143 has not been made in respect of any other items that may be applicable. However, the Company does not currently expect the adoption of SFAS
No. 143 to have a material impact on its future financial statements.

Statement of Financial Accounting Standard No. 144, Accounting for the
Impairment or Disposal of Long-Lived Assets ("SFAS No. 144") was issued in
August 2001. In general terms, SFAS No. 144 establishes a single accounting model for impairment or disposal of long-lived assets, and supersedes prior rules in this regard. SFAS No. 144 retains the existing accounting requirements for recognizing impairments on long-lived assets that are to be held and used.
However, it provides additional guidelines such as a "probability-weighted cash flow estimation" approach to deal with situations where alternative and undecided courses of action exist. Under SFAS No. 144, long-lived assets to be disposed of by sale are to be recorded at the lower of their carrying amount or fair value less cost to sell. SFAS No. 144 must be first applied to the
Company's consolidated financial statements beginning January 1, 2002. The adoption of SFAS No. 144 did not have a material impact on the Company's financial statements.

3. INCIDENT AT GRAMERCY FACILITY

In July 1999, KACC's Gramercy, Louisiana alumina refinery was extensively damaged by an explosion in the digestion area of the plant. A number of employees were injured in the incident, several of them severely. As a result of the incident, alumina production at the facility was completely curtailed.
Construction on the damaged part of the facility began during the first quarter of 2000. Initial production at the plant commenced during the middle of December
2000. However, construction was not substantially completed until the third quarter of 2001. During the first nine months of 2001, the plant operated at approximately 68% of its newly-rated estimated capacity of 1,250,000 tons.
During the fourth quarter of 2001, the plant operated at approximately 90% of its newly-rated capacity. By the end of February 2002, the plant was operating at just below 100% of its newly-rated capacity. The facility is now focusing its efforts on achieving its full operating efficiency.

Property Damage. KACC's insurance policies provided that KACC would be reimbursed for the costs of repairing or rebuilding the damaged portion of the facility using new materials of like kind and quality with no deduction for depreciation. In 1999, based on discussions with the insurance carriers and their representatives and third party engineering reports, KACC recorded a pre-tax gain of $85.0, representing the difference between the minimum expected property damage reimbursement amount of $100.0 and the net carrying value of the damaged property of $15.0. The reimbursement amount was collected in 2000.

Clean-up, Site Preparation and Other Costs/Losses. The following table recaps clean-up, site preparation and other costs/losses associated with the Gramercy incident:

                                                                      1999              2000            2001          Total
----------------------------------------------------------    ------------      ------------     -----------     ----------
Clean-up and site preparation                                 $      14.0       $      10.0      $       -       $    24.0
Business interruption costs                                          41.0             110.0            36.6          187.6
Abnormal start-up costs                                                -                 -             64.9           64.9
Litigation costs                                                       -                 -              6.5            6.5
                                                              ------------      ------------     -----------     ----------
                                                                     55.0             120.0           108.0          283.0
Offsetting business interruption insurance recoveries               (55.0)           (120.0)          (36.6)        (211.6)
                                                              ------------      ------------     -----------     ----------
Net impacts reflected in Cost of products sold                $        -        $        -       $     71.4      $    71.4
                                                              ============      ============     ===========     ==========

During July 2001, KACC and its insurers reached a global settlement agreement in respect of all of KACC's business interruption and property damage claims. The
Company does not expect any additional insurance recoveries.

Depreciation expense for the first six months of 1999 was approximately $6.0.
KACC suspended depreciation at the facility starting in July 1999 since production was completely curtailed. However, in accordance with an agreement with KACC's insurers, during 2000, the Company recorded a depreciation charge of
$14.3, representing the previously unrecorded depreciation related to the undamaged portion of the facility for the period from July 1999 through November
2000. However, this charge did not have any impact on the Company's operating results as the Company had reflected (as a reduction of depreciation expense) an equal and offsetting insurance receivable (incremental to the amounts discussed in the preceding paragraph) since the insurers agreed to reimburse the Company this amount. Since production at the facility was partially restored during
December 2000, normal depreciation commenced in December 2000.

Contingencies. The Gramercy incident resulted in a significant number of individual and class action lawsuits being filed against KACC and others alleging, among other things, property damage, business interruption losses by other businesses and personal injury. After these matters were consolidated, the individual claims against KACC were settled for amounts which, after the application of insurance, were not material to KACC. Further, an agreement has been reached with the class plaintiffs for an amount which, after the application of insurance, is not material to KACC. While the class settlement remains subject to court approval and while certain plaintiffs may opt out of the settlement, the Company does not currently believe that this presents any material risk to KACC. Finally, KACC faces new claims from certain parties to the litigation regarding the interpretation of and alleged claims concerning certain settlement and other agreements made during the course of the litigation. The aggregate amount of damages threatened in these claims could, in certain circumstances, be substantial. However, KACC does not currently believe these claims will result in any material liability to the Company.

KACC currently believes that any amount from unsettled workers' compensation claims from the Gramercy incident in excess of the coverage limitations will not have a material effect on the Company's consolidated financial position or liquidity. However, while unlikely, it is possible that as additional facts become available, additional charges may be required and such charges could be material to the period in which they are recorded.

4.   INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

Summary of combined financial information is provided below for unconsolidated aluminum investments, most of which supply and process raw materials. The investees are Queensland Alumina Limited ("QAL") (20.0% owned), Anglesey
Aluminium Limited ("Anglesey") (49.0% owned) and Kaiser Jamaica Bauxite Company
(49.0% owned). The equity in income (loss) before income taxes of such operations is treated as a reduction (increase) in Cost of products sold. At
December 31, 2001 and 2000, KACC's net receivables from these affiliates were not material.

In September 2001, KACC sold an approximate 8.3% interest in QAL and recorded a pre-tax gain of approximately $163.6 (included in Other income/(expense) in the accompanying consolidated statements of income (loss)). As a result of the transaction, KACC now owns a 20% interest in QAL. The total value of the transaction was approximately $189.0, consisting of a cash payment of approximately $159.0 plus the purchaser's assumption of approximately $30.0 of off-balance sheet QAL indebtedness guaranteed by KACC prior to the sale. KACC's share of QAL's production for the first eight months of 2001 and for the years ended December 31, 2000 and 1999 was approximately 668,000 tons, 1,064,000 tons and 1,033,000 tons, respectively. Had the sale of the QAL interest been effective as of the beginning of 1999, KACC's share of QAL's production for
2001, 2000 and 1999 would have been reduced by approximately 196,000 tons,
312,000 tons and 304,000 tons, respectively. Historically, KACC has sold about half of its share of QAL's production to third parties and has used the remainder to supply its Northwest smelters, which are temporarily curtailed (see
Note 7). The reduction in KACC's alumina supply associated with this transaction is expected to be substantially offset by the return of its Gramercy alumina refinery to full operations during the first quarter of 2002 at a higher capacity and by planned increases during 2003 in capacity at its Alpart alumina refinery in Jamaica. The QAL transaction is not expected to have an adverse impact on KACC's ability to satisfy existing third-party alumina customer contracts.

In June 2001, KACC wrote-off its investment of $2.8 in MetalSpectrum, LLC, a start-up, e-commerce entity in which KACC was a founding partner (in 2000).
MetalSpectrum ceased operations during the second quarter of 2001.

In 1999, KACC sold its 50% interest in AKW L.P. ("AKW") to its partner for
$70.4, which resulted in the Company recognizing a net pre-tax gain of $50.5
(included in Other income (expense) - Note 2). The Company's equity in income of
AKW was $2.5 for the year ended December 31, 1999.

Summary of Combined Financial Position

                                                                               December 31,
                                                                        ---------------------------
                                                                               2001            2000
---------------------------------------------------------------------   -----------     -----------

Current assets                                                          $     362.4     $     350.1
Long-term assets (primarily property, plant, and equipment, net)              345.7           327.3
                                                                        -----------     -----------
   Total assets                                                         $     708.1     $     677.4
                                                                        ===========     ===========

Current liabilities                                                     $     237.6     $     144.1
Long-term liabilities (primarily long-term debt)                              271.2           331.4
Stockholders' equity                                                          199.3           201.9
                                                                        -----------     -----------
   Total liabilities and stockholders' equity                           $     708.1     $     677.4
                                                                        ===========     ===========

Summary of Combined Operations

                                                                  Year Ended December 31,
                                                            -----------------------------------
                                                                2001          2000         1999
----------------------------------------------------------- --------      --------     --------
Net sales                                                   $ 633.5       $ 602.9      $ 594.9
Costs and expenses                                           (621.5)       (617.1)      (582.9)
(Provision) benefit for income taxes                           (3.9)         (4.5)          .8
                                                            --------      --------     --------
Net income (loss)                                           $   8.1       $ (18.7)     $  12.8
                                                            ========      ========     ========

Company's equity in income (loss)                           $   1.7       $  (4.8)     $   4.9
                                                            ========      ========     ========

Dividends received                                          $   2.8       $   8.3      $    -
                                                            ========      ========     ========

The Company's equity in income differs from the summary net income (loss) due to varying percentage ownerships in the entities and equity method accounting adjustments. Prior to December 31, 2000, KACC's investment in its unconsolidated affiliates exceeded its equity in their net assets and such excess was being amortized to Depreciation and amortization. At December 31, 2000, the excess investment had been fully amortized. Such amortization was approximately $10.0 for each of the years ended December 31, 2000 and 1999.

The Company and its affiliates have interrelated operations. KACC provides some of its affiliates with services such as management and engineering. Significant activities with affiliates include the acquisition and processing of bauxite, alumina, and primary aluminum. Purchases from these affiliates were $266.0,
$235.7 and $223.7, in the years ended December 31, 2001, 2000 and 1999, respectively.

5.   PROPERTY, PLANT, AND EQUIPMENT

The major classes of property, plant, and equipment are as follows:

                                                                                 December 31,
                                                                          --------------------------
                                                                                2001            2000
----------------------------------------------------------------------    ----------      ----------

Land and improvements                                                     $   130.9       $   130.7
Buildings                                                                     207.0           197.2
Machinery and equipment                                                     1,881.3         1,702.8
Construction in progress                                                       46.4           130.3
                                                                          ----------      ----------
                                                                            2,265.6         2,161.0
Accumulated depreciation                                                   (1,050.2)         (984.9)
                                                                          ----------      ----------
     Property, plant, and equipment, net                                  $ 1,215.4       $ 1,176.1
                                                                          ==========      ==========

During the period from 1999 to 2001, the Company completed several acquisitions and dispositions and, based on changes in circumstances, recorded impairment charges as discussed below:

Acquisition and Disposition Activity -

-    During 2001, as part of its ongoing initiatives to generate cash benefits,
     KACC sold certain non-operating real estate for net proceeds totaling approximately $7.9, resulting in a pre-tax gain of $6.9 (included in Other income (expense) - see Note 2).

-    During 2000, KACC sold (a) its Pleasanton, California office complex, because the complex had become surplus to the Company's needs, for net proceeds of approximately $51.6, which resulted in a net pre-tax gain of
     $22.0 (included in Other income (expense) - see Note 2); (b) certain non-operating properties, in the ordinary course of business, for total proceeds of approximately $12.0; and (c) the Micromill assets and technology for a nominal payment at closing and possible future payments based on subsequent performance and profitability of the Micromill technology. The sale of the non-operating properties and Micromill assets did not have a material impact on the Company's 2000 operating results.

-    In May 2000, KACC acquired the assets of a drawn tube aluminum fabricating operation in Chandler, Arizona. Total consideration for the acquisition was
     $16.1 ($1.1 of property, plant and equipment $2.8 of accounts receivables, inventory and prepaid expenses and $12.2 of goodwill).

Impairment Charges -

-    The Company concluded that the profitability of its Trentwood facility can be enhanced by further focusing resources on its core, heat-treat business and by exiting lid and tab stock product lines used in the beverage container market and brazing sheet for the automotive market. As a result of this decision, the Company plans to sell or idle several pieces of equipment resulting in an impairment charge of approximately $17.7 at
     December 31, 2001 (which amount was reflected in Non-recurring operating items - see Note 6). Additional charges are likely as the Company works through all of the operational impacts of this decision to exit the lid, tab and brazing sheet product lines.

-    During 2000, KACC evaluated the recoverability of the approximate $200.0 carrying value of its Washington smelters, as a result of the change in the economic environment of the Pacific Northwest associated with the reduced power availability and higher power costs for KACC's Washington smelters under the terms of the contract with the Bonneville Power Administration
     ("BPA") starting in October 2001 (see Note 7). The Company determined that the expected future undiscounted cash flows of the Washington smelters were below their carrying value. Accordingly, KACC adjusted the carrying value of its Washington smelting assets to their estimated fair value, which resulted in a non-cash impairment charge of approximately $33.0 (which amount was reflected in Non-recurring operating items - see Note 6). The estimated fair value was based on anticipated future cash flows discounted at a rate commensurate with the risk involved.

-    In 1999, based on negotiations with third parties, KACC concluded to sell the Micromill assets and technology for less than the then existing carrying value. Accordingly, the carrying value of the Micromill assets were reduced by recording an impairment charge of $19.1 in 1999 (see Note
     6).

6.   NON-RECURRING OPERATING ITEMS

The income (loss) impact associated with non-recurring operating items for 2001,
2000 and 1999 was as follows:

                                                                                           Year Ended December 31,
                                                                                  -----------------------------------------
                                                          Business Segment                  2001          2000         1999
-------------------------------------------------   ----------------------------  --------------  ------------   ----------
Net gains from power sales (Note 7)                 Primary Aluminum              $       229.2   $     159.5    $    -

Restructuring charges                               Bauxite & Alumina                 (15.8)          (.8)        -
                                                    Primary Aluminum                       (7.5)         (3.1)        -
                                                    Flat-Rolled Products                  (10.7)        -             -
                                                    Corporate                              (1.2)         (5.5)        -
Contractual labor costs related to smelter
     curtailments (Note 7)                          Primary Aluminum                      (12.7)        -             -

Labor settlement charge                             See below                            -              (38.5)        -

Impairment charges associated with
     product line exits                             Flat-Rolled Products                 -              (12.6)        -
                                                    Engineered Products                  -               (5.6)        -
Other impairment charges (Note 5):
     Trentwood equipment                            Flat-Rolled Products                  (17.7)        -             -
     Washington smelters                            Primary Aluminum                     -              (33.0)        -
     Micromill                                      Micromill                            -              -            (19.1)

Gramercy related items:
     Incremental maintenance                        Bauxite & Alumina                -              (11.5)        -
     Insurance deductibles, etc.                    Bauxite & Alumina                -              -             (4.0)
                                                    Corporate                            -              -             (1.0)
     LIFO inventory charge (Note 2)                 Bauxite & Alumina                -               (7.0)        -
                                                                                  --------------  ------------   ----------
                                                                                  $       163.6   $      41.9    $   (24.1)
                                                                                  ==============  ============   ==========

During 2001, the Company launched a performance improvement initiative (the
"program") designed to increase operating cash flow, generate benefits and improve the Company's financial flexibility. The program resulted in restructuring charges totaling $35.2 which consisted of $17.9 of employee benefit and related costs for a group of approximately 355 salaried and hourly job eliminations ($3.8 of costs and job eliminations of 230 in the fourth quarter of 2001), an inventory charge of $5.6 (see Note 2) and third party consulting costs of $11.7 ($4.4 in the fourth quarter of 2001). As of December
31, 2001, approximately 340 of the job eliminations had occurred. It is anticipated that the remaining job eliminations will occur during the first quarter of 2002 or soon thereafter. Approximately $7.7 of the employee benefit and related costs were cash costs that have been incurred or will be incurred during the first quarter of 2002. The balance of the employee benefit and related costs represent increased pension and post-retirement medical costs that will be funded over longer periods. Additional cash and non-cash charges may be required in the future as the program continues. Such additional charges could be material.

The 2000 restructuring charges were associated with the Primary aluminum and
Corporate segments' ongoing cost reduction initiatives. During 2000, these initiative resulted in restructuring charges for employee benefit and other costs for approximately 50 job eliminations at the Company's Tacoma facility and approximately 50 employee eliminations due to consolidation or elimination of certain corporate staff functions. At December 31, 2001, all job eliminations associated with these initiatives had occurred.

From September 1998 through September 2000, KACC and the United Steelworkers of
America ("USWA") were involved in a labor dispute as a result of the September
1998 USWA strike and the subsequent "lock-out" by KACC in February 1999. The labor dispute was settled in September 2000. Under the terms of the settlement,
USWA members generally returned to the affected plants during October 2000. The
Company recorded a one-time pre-tax charge of $38.5 in 2000 to reflect the incremental, non-recurring impacts of the labor settlement, including severance and other contractual obligations for non-returning workers. The allocation of the labor settlement charge to the business units was: Bauxite and alumina -
$2.1, Primary aluminum - $15.9, Flat-rolled products - $18.2 and Engineered products - $2.3. At December 31, 2001, approximately $30.0 of such costs had been paid. It is anticipated that substantially all remaining costs will be incurred during 2002.

The $12.6 impairment charge reflected by KACC's Flat-Rolled products segment in
2000 included a $11.1 LIFO inventory charge (see Note 2) and a $1.5 charge to reduce the carrying value of certain assets to their estimated net realizable value as a result of the segment's decision to exit the can body stock product line. The $5.6 impairment charge recorded by KACC's Engineered products segment in 2000 included a $.9 LIFO inventory charge and a $4.7 charge to reduce the carrying value of certain machining facilities and assets, which were no longer required as a result of the segment's decision to exit a marginal product line, to their estimated net realizable value.

The incremental maintenance charge in 2000 consisted of normal recurring maintenance expenditures for the Gramercy facility that otherwise would have been incurred in the ordinary course of business over a one to three year period. The Company chose to incur the expenditures prior to the restart of the facility to avoid normal operational outages that otherwise would have occurred once the facility resumed production.

The insurance deductible charges in 1999 consist of deductible and self-retention provisions under the insurance coverage related to the Gramercy facility incident. See Note 3.

7.   PACIFIC NORTHWEST POWER SALES AND OPERATING LEVEL

Power Sales. In response to the unprecedented high market prices for power in the Pacific Northwest, KACC (first partially and then fully) curtailed the primary aluminum production at the Tacoma and Mead, Washington smelters during the last half of 2000 and all of 2001. As a result of the curtailments, as permitted under the BPA contract, the Company sold the power that it had under contract through September 30, 2001 (the end of the contract period). In connection with such power sales, the Company recorded net pre-tax gains of approximately $229.2 in 2001 and $159.5 in 2000. Gross proceeds were offset by employee-related expenses, a non-cash LIFO inventory charge and other fixed commitments. The resulting net gains have been reflected as Non-recurring operating items (see Note 6). The net gain amounts were composed of gross proceeds of $259.5 in 2001 and $207.8 in 2000, of which $347.5 was received in
2001 and $119.8 was received in 2000 (although a portion of such proceeds represent a replacement of the profit that would have otherwise been generated through operations).

Future Power Supply and its Impact on Future Operating Rate. During October
2000, KACC signed a new power contract with the BPA under which the BPA, starting October 1, 2001, was to provide KACC's operations in the State of
Washington with approximately 290 megawatts of power through September 2006. The contract provides KACC with sufficient power to fully operate KACC's Trentwood facility (which requires up to an approximate 40 megawatts) as well as approximately 40% of the combined capacity of KACC's Mead and Tacoma aluminum smelting operations. The BPA has announced that it currently intends to set rates under the contract in six month increments. The rate for the initial period (from October 1, 2001 through March 31, 2002) was approximately 46%
higher than power costs under the prior contract. Power prices for the April
2002 through September 2002 period are essentially unchanged from the prior six-month rate. KACC cannot predict what rates will be charged in future periods. Such rates will be dependent on such factors as the availability of and demand for electrical power, which are largely dependent on weather, the price for alternative fuels, particularly natural gas, as well as general and regional economic and ecological factors. The contract also includes a take-or-pay requirement and clauses under which KACC's power allocation could be curtailed, or its costs increased, in certain instances. Under the contract, KACC can only remarket its power allocation to reduce or eliminate take-or-pay requirements.
KACC is not entitled to receive any profits from any such remarketing efforts.
During October 2001, KACC and the BPA reached an agreement whereby: (a) KACC would not be obligated to pay for potential take-or-pay obligations in the first year of the contract; and (b) KACC retained its rights to restart its smelter operations at any time. In return for the foregoing, KACC granted the BPA certain limited power interruption rights in the first year of the contract if
KACC is operating its Northwest smelters. The Department of Energy acknowledged that capital spending in respect of the Gramercy refinery was consistent with the contractual provisions of the prior contract with respect to the use of power sale proceeds. Beginning October 2002, unless there is a further amendment of KACC's obligations, KACC could be liable for take-or-pay costs under the BPA contract, and such amounts could be significant. KACC is reviewing its rights and obligations in respect of the BPA contract in light of Chapter 11 filings.

Subject to the limited interruption rights granted to the BPA (described above), or any impact resulting from the Cases, KACC has sufficient power under contract, and retains the ability, to restart up to 40% (4.75 potlines) of its
Northwest smelting capacity. Were KACC to want to restart additional capacity
(in excess of 4.75 potlines), it would have to purchase additional power from the BPA or other suppliers. For KACC to make such a decision, it would have to be able to purchase such power at a reasonable price in relation to current and expected market conditions for a sufficient term to justify its restart costs, which could be significant depending on the number of lines restarted and the length of time between the shutdown and restart. Given recent primary aluminum prices and the forward price of power in the Northwest, it is unlikely that KACC would operate more than a portion of its Northwest smelter capacity in the near future. Were KACC to restart all or a portion of its Northwest smelting capacity, it would take between three to six months to reach the full operating rate for such operations, depending upon the number of lines restarted. Even after achieving the full operating rate, operating only a portion of the
Northwest capacity would result in production/cost inefficiencies such that operating results would, at best be breakeven to modestly negative at long-term primary aluminum prices. However, operating at such a reduced rate could, depending on prevailing economics, result in improved cash flows as opposed to remaining curtailed and incurring the Company's fixed and continuing labor and other costs. This is because KACC is contractually liable for certain severance, supplemental unemployment benefits and early retirement benefits for laid-off workers under KACC's contract with the USWA during periods of curtailment. As of
December 31, 2001, all such contractual compensation costs have been accrued for all USWA workers in excess of those expected to be required to run the Northwest smelters at a rate up to the above stated 40% smelter operating rate. These costs are expected to be incurred periodically through September 2002. Costs associated with the USWA workers that KACC estimates would be required to operate the smelters at an operating rate of up to 40% ($12.7 in 2001; $9.4 of which was reflected in the fourth quarter) have been accrued through early 2003, as KACC does not currently expect to restart the Northwest smelters prior to that date. If such workers are not recalled prior to the end of the first quarter of 2003, KACC could become liable for additional early retirement costs.
Such costs could be significant and could adversely impact the Company's operating results and liquidity. The present value of such costs could be in the
$50.0 to $60.0 range. However, such costs would likely be paid out over an extended period.

8.   LONG-TERM DEBT

Long-term debt and its maturity schedule are as follows (before considering any impacts of the Debtors' Chapter 11 filings in February 2002 as discussed below):

                                                                                                             December 31,
                                                                                                           ----------------
                                                                                                     2007
                                                                                                      and     2001     2000
                                                       2002      2003    2004     2005     2006     After    Total    Total
--------------------------------------------------  -------  -------- -------  -------  -------  --------  -------  -------
Secured:
     Credit Agreement                                                                                      $  -     $  30.4
     Alpart CARIFA Loans - (fixed and variable
         rates) due 2007, 2008                                                                   $   22.0     22.0     56.0
     7.6% Solid Waste Disposal Revenue Bonds
         due 2027                                                                                    19.0     19.0     19.0
Unsecured:
     9 7/8% Senior Notes due 2002, net              $ 172.8                                                  172.8    224.8
     10 7/8% Senior Notes due 2006, net                                                 $ 225.4              225.4    225.5
     12 3/4% Senior Subordinated Notes due 2003              $  400.0                                        400.0    400.0
     Other borrowings (fixed and variable rates)         .7        .8 $    .7  $    .8       .8      31.3     35.1     33.7
                                                    -------  -------- -------  -------  -------  --------  -------  -------

Total                                               $ 173.5  $  400.8 $    .7  $    .8  $ 226.2  $   72.3    874.3    989.4
                                                    =======  ======== =======  =======  =======  ========

Less current portion                                                                                         173.5     31.6
                                                                                                           -------  -------
     Long-term debt                                                                                        $ 700.8  $ 957.8
                                                                                                           =======  =======

DIP Facility. On February 12, 2002, the Company and KACC entered into a post-petition credit agreement with a group of lenders for debtor-in-possession financing (the "DIP Facility") which provides for a secured, revolving line of credit through the earlier of February 12, 2004, the effective date of a plan of reorganization or voluntary termination by the Company. The DIP Facility contains substantially similar terms and conditions to those that were included in the Credit Agreement (see below). KACC is able to borrow under the DIP
Facility by means of revolving credit advances and letters of credit (up to
$125.0) in an aggregate amount equal to the lesser of $300.0 or a borrowing base relating to eligible accounts receivable, eligible inventory and eligible fixed assets reduced by certain reserves, as defined in the DIP Facility agreement.
The DIP Facility is guaranteed by the Company, the Debtor subsidiaries and two non-debtor wholly owned subsidiaries, Kaiser Jamaica Corporation and Alpart
Jamaica Inc. Interest on any outstanding balances will bear a spread over either a base rate or LIBOR, at KACC's option. The Court signed a final order approving the DIP Facility on March 19, 2002. At March 31, 2002, there were no outstanding borrowings under the revolving credit facility and there were outstanding letters of credit of approximately $54.1. As of March 31, 2002, $121.0 (of which
$70.9 could be used for additional letters of credit) was available to the
Company under the DIP Facility. The Company expects that the borrowing base amount will increase by approximately $50.0 once certain appraisal information is provided to the lenders.

Credit Agreement. Prior to the February 12, 2002 Filing Date, the Company and
KACC had a credit agreement, as amended (the "Credit Agreement") which provided a secured, revolving line of credit. The Credit Agreement was secured by, among other things, (i) mortgages on KACC's major domestic plants (excluding KACC's
Gramercy alumina plant); (ii) subject to certain exceptions, liens on the accounts receivable, inventory, equipment, domestic patents and trademarks, and substantially all other personal property of KACC and certain of its subsidiaries; (iii) a pledge of all the stock of KACC owned by Kaiser; and (iv)
pledges of all of the stock of a number of KACC's wholly owned domestic subsidiaries, pledges of a portion of the stock of certain foreign subsidiaries, and pledges of a portion of the stock of certain partially owned foreign affiliates. The Credit Agreement terminated on the Filing Date and was replaced by the DIP Facility discussed above. During the last six months of 2001, there were no borrowings under the Credit Agreement. During the first six months of
2001, month-end borrowings under the Credit Agreement were as high as approximately $94.0, which occurred in February 2001, primarily as a result of costs incurred and capital spending related to the Gramercy rebuild, net of insurance reimbursements. The average amount of borrowings outstanding under the
Credit Agreement during 2001 was approximately $11.8. The average interest rate on loans outstanding under the Credit Agreement during 2001 was approximately
10.0% per annum. As of the Filing Date, outstanding letters of credit were approximately $43.3 and there were no borrowings outstanding under the Credit
Agreement.

9 7/8% Notes, 10 7/8% Notes and 12 3/4% Notes. The obligations of KACC with respect to its 9 7/8% Senior Notes due 2002 (the 9 7/8% Notes), its 10 7/8%
Senior Notes due 2006 (the "10 7/8% Notes") and its 12 3/4% Senior Subordinated
Notes due 2003 (the "12 3/4% Notes") are guaranteed, jointly and severally, by certain subsidiaries of KACC. Prior to concluding that, as a result of the events outlined in Note 1, the Company should file the Cases, KACC had purchased
$52.2 of the 9 7/8% Notes. The net gain from the purchase of the notes was less than $1.1 and has been included in Other income (expense) in the accompanying statements of consolidated income (loss).

Alpart CARIFA Loans. In December 1991, Alumina Partners of Jamaica ("Alpart")
entered into a loan agreement with the Caribbean Basin Projects Financing
Authority ("CARIFA"). As of December 31, 2001, Alpart's obligations under the loan agreement were secured by two letters of credit aggregating $23.5. KACC was a party to one of the two letters of credit in the amount of $15.3 in respect of its 65% ownership interest in Alpart. Alpart has also agreed to indemnify bondholders of CARIFA for certain tax payments that could result from events, as defined, that adversely affect the tax treatment of the interest income on the bonds.

During the first quarter of 2001, Alpart redeemed $34.0 principal amount of the
CARIFA loans. The redemption had a modest beneficial effect on the unused availability remaining under the Credit Agreement as the additional Credit
Agreement borrowings of $22.1 required for KACC's share of the redemption were more than offset by a reduction in the amount of letters of credit outstanding that supported the loan.

7.6% Solid Waste Disposal Revenue Bonds. The sold waste disposal revenue bonds are secured by a first mortgage on certain machinery at KACC's Mead smelter.

Debt Covenants and Restrictions. The DIP Facility requires KACC to comply with certain financial covenants and places restrictions on the Company's and KACC's ability to, among other things, incur debt and liens, make investments, pay dividends, undertake transactions with affiliates, make capital expenditures, and enter into unrelated lines of business. The DIP Facility is secured by, among other things, (i) mortgages on KACC's major domestic plants; (ii) subject to certain exceptions, liens on the accounts receivable, inventory, equipment, domestic patents and trademarks, and substantially all other personal property of KACC and certain of its subsidiaries; (iii) a pledge of all the stock of KACC owned by Kaiser; and (iv) pledges of all of the stock of a number of KACC's wholly owned domestic subsidiaries, pledges of a portion of the stock of certain foreign subsidiaries, and pledges of a portion of the stock of certain partially owned foreign affiliates.

The indentures governing the 9 7/8% Notes, the 10 7/8% Notes and the 12 3/4%
Notes (collectively, the "Indentures") restrict, among other things, KACC's ability to incur debt, undertake transactions with affiliates, and pay dividends. Further, the Indentures provide that KACC must offer to purchase the
9 7/8% Notes, the 10 7/8% Notes and the 12 3/4% Notes, respectively, upon the occurrence of a Change of Control (as defined therein).

9.   INCOME TAXES

Income (loss) before income taxes and minority interests by geographic area is as follows:

                                                            Year Ended December 31,
                                                  -------------------------------------------
                                                        2001             2000            1999
--------------------------------------------      ----------      -----------      ----------
Domestic                                          $  (126.5)      $    (96.6)      $   (81.8)
Foreign                                               213.2            122.0            (8.1)
                                                  ----------      -----------      ----------

     Total                                        $    86.7       $     25.4       $   (89.9)
                                                  ==========      ===========      ==========

Income taxes are classified as either domestic or foreign, based on whether payment is made or due to the United States or a foreign country. Certain income classified as foreign is also subject to domestic income taxes.

The (provision) benefit for income taxes on income (loss) before income taxes and minority interests consists of:

                                                                   Federal           Foreign           State          Total
--------------------------------------------------------      ------------      ------------     -----------     ----------
2001     Current                                              $      (1.1)      $     (40.6)     $       -       $   (41.7)
         Deferred                                                  (484.3)                .5          (24.7)        (508.5)
                                                              ------------      ------------     -----------     ----------
              Total                                           $    (485.4)      $     (40.1)     $    (24.7)     $  (550.2)
                                                              ============      ============     ===========     ==========

2000     Current                                              $      (1.9)      $     (35.3)     $      (.3)     $   (37.5)
         Deferred                                                    35.5              (8.9)            (.7)          25.9
                                                              ------------      ------------     -----------     ----------
              Total                                           $      33.6       $     (44.2)     $     (1.0)     $   (11.6)
                                                              ============      ============     ===========     ==========

1999     Current                                              $       (.5)      $     (23.1)     $      (.3)     $   (23.9)
         Deferred                                                    43.8               7.1             5.7           56.6
                                                              ------------      ------------     -----------     ----------
              Total                                           $      43.3       $     (16.0)     $      5.4      $    32.7
                                                              ============      ============     ===========     ==========

A reconciliation between the (provision) benefit for income taxes and the amount computed by applying the federal statutory income tax rate to income (loss)
before income taxes and minority interests is as follows:

                                                                                            Year Ended December 31,
                                                                                    ---------------------------------------
                                                                                            2001          2000         1999
----------------------------------------------------------------------------------  ------------  ------------  -----------
Amount of federal income tax (provision) benefit based on the statutory rate        $     (30.3)  $      (8.9)  $     31.2
Increase in valuation allowances and revision of prior years' tax estimates              (513.9)         (1.8)         1.1
Percentage depletion                                                                        4.9           3.0          2.8
Foreign taxes, net of federal tax benefit                                                  (9.6)         (3.2)        (3.2)
Other                                                                                      (1.3)          (.7)          .8
                                                                                    ------------  ------------  -----------
(Provision) benefit for income taxes                                                $    (550.2)  $     (11.6)  $     32.7
                                                                                    ============  ============  ===========

The components of the Company's net deferred income tax assets are as follows:

                                                                                                      December 31,
                                                                                              -----------------------------
                                                                                                      2001             2000
------------------------------------------------------------------------------------------    ------------      -----------
Deferred income tax assets:
     Postretirement benefits other than pensions                                              $     264.0       $    267.4
     Loss and credit carryforwards                                                                  150.0            125.2
     Other liabilities                                                                              192.7            143.7
     Other                                                                                          170.5            181.5
     Valuation allowances                                                                          (652.7)          (122.3)
                                                                                              ------------      -----------
         Total deferred income tax assets-net                                                       124.5            595.5
                                                                                              ------------      -----------

Deferred income tax liabilities:
     Property, plant, and equipment                                                                (122.3)          (105.1)
     Other                                                                                          (41.6)           (26.2)
                                                                                              ------------      -----------
         Total deferred income tax liabilities                                                     (163.9)          (131.3)
                                                                                              ------------      -----------

Net deferred income tax assets (liabilities)(1)                                               $     (39.4)      $    464.2
                                                                                              ============      ===========

(1)  Net deferred income tax assets of $56.0 are included in the Consolidated
     Balance Sheets as of December 31, 2000 in the caption entitled Prepaid expenses and other current assets. Net deferred income tax liabilities of
     $39.4 and $46.0 are included in the Consolidated Balance Sheets as of
     December 31, 2001 and 2000, respectively, in the caption entitled Long-term liabilities.

The principal component of the Company's deferred income tax assets is the tax benefit associated with the accrued liability for postretirement benefits other than pensions. The future tax deductions with respect to the turnaround of this accrual will occur over a 30-to-40-year period. If such deductions create or increase a net operating loss, the Company has the ability to carry forward such loss for 20 taxable years. Accordingly, prior to the Cases, the Company believed that a long-term view of profitability was appropriate and had concluded that the net deferred income tax asset would more likely than not be realized.

However, in light of the Cases, the Company provided additional valuation allowances of $530.4 during the fourth quarter of 2001 of which $505.4 was recorded in (Provision) benefit for income taxes in the accompanying statements of consolidated income (loss) and $25.0 was recorded in Other comprehensive income (loss) in the accompanying consolidated balance sheet. The additional valuation allowances were provided as the Company no longer believes that the
"more likely than not" recognition criteria were appropriate given a combination of factors including: (a) the expiration date of the loss and credit carryforwards; (b) the possibility that all or a substantial portion of the loss and credit carryforwards and tax basis of assets could be reduced to the extent of cancellation of indebtedness occurring as a part of a reorganization plan;
(c) the possibility that all or a substantial portion of the loss and credit carryforwards could become limited if a change of ownership occurs as a result of the Debtors reorganization; and (d) due to updated near-term expectations regarding near-term taxable income. In prior periods, the Company had concluded that a substantial portion of these items would more likely than not be realized
(to the extent not covered by valuation allowances), based on the cyclical nature of its business, its history of operating earnings, and its then existing expectations for future years. The valuation allowances adjustment has no impact on the Company's or KACC's liquidity, operations or loan compliance and is not intended, in any way, to be indicative of their long-term prospects or ability to successfully reorganize.

At December 31, 2001, the Company had certain tax attributes available to offset regular federal income tax requirements, subject to certain limitations, including net operating loss and general business credit carryforwards of $60.3 and $1.0, respectively, which expire periodically through 2019 and 2011, respectively, foreign tax credit ("FTC") carryforwards of $93.6, which expire primarily from 2004 through 2006, and alternative minimum tax ("AMT") credit carryforwards of $26.9, which have an indefinite life. The Company also has AMT net operating loss and FTC carryforwards of $1.0 and $105.0, respectively, available, subject to certain limitations, to offset future alternative minimum taxable income, which expire periodically through 2011 and 2006, respectively.

The Company and its domestic subsidiaries file consolidated federal income tax returns. During the period from October 28, 1988, through June 30, 1993, the
Company and its domestic subsidiaries were included in the consolidated federal income tax returns of MAXXAM. The tax allocation agreements of the Company and
KACC with MAXXAM terminated pursuant to their terms, effective for taxable periods beginning after June 30, 1993. However, payments or refunds for periods prior to July 1, 1993 related to certain jurisdictions could still be required pursuant to the Company's and KACC's respective tax allocation agreements with
MAXXAM. Any such payments to MAXXAM by KACC would require approval by the DIP
Facility lenders and the Court.

See Note 12 concerning commitments and contingencies.

10.  EMPLOYEE BENEFIT AND INCENTIVE PLANS

Pension and Other Postretirement Benefit Plans. Retirement plans are generally non-contributory for salaried and hourly employees and generally provide for benefits based on formulas which consider such items as length of service and earnings during years of service. The Company's funding policies meet or exceed all regulatory requirements.

The Company and its subsidiaries provide postretirement health care and life insurance benefits to eligible retired employees and their dependents.
Substantially all employees may become eligible for those benefits if they reach retirement age while still working for the Company or its subsidiaries. The
Company has not funded the liability for these benefits, which are expected to be paid out of cash generated by operations. The Company reserves the right, subject to applicable collective bargaining agreements, to amend or terminate these benefits. Assumptions used to value obligations at year-end and to determine the net periodic benefit cost in the subsequent year are:

                                                               Pension Benefits                  Medical/Life Benefits
                                                       ---------------------------------   --------------------------------
                                                             2001        2000       1999         2001       2000       1999
                                                       ---------- ----------- ----------   ---------- ---------- ----------

Weighted-average assumptions as of December 31,
Discount rate                                               7.25%       7.75%      7.75%        7.25%      7.75%      7.75%
Expected return on plan assets                              9.50%       9.50%      9.50%          -          -          -
Rate of compensation increase                               4.00%       4.00%      4.00%        4.00%      4.00%      4.00%

In 2001, the average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is 7.5% for all participants. The assumed rate of increase is assumed to decline gradually to
5.0% in 2006 for all participants and remain at that level thereafter.

The following table presents the funded status of the Company's pension and other postretirement benefit plans as of December 31, 2001 and 2000, and the corresponding amounts that are included in the Company's Consolidated Balance
Sheets. The December 31, 2000, pension benefit amounts in the following table have been revised from previous disclosures to include the balances of Alumina
Partners of Jamaica ("Alpart") and Kaiser Bauxite Company ("KBC") that were already fully reflected in the consolidated balance sheet as of December 31,
2000.

                                                               Pension Benefits                  Medical/Life Benefits
                                                       --------------------------------    --------------------------------
                                                                 2001              2000              2001              2000
                                                       --------------    --------------    --------------     -------------
Change in Benefit Obligation:
     Obligation at beginning of year                   $       871.4     $       840.6     $       658.2      $      615.4
     Service cost                                               38.6              20.6              12.1               5.3
     Interest cost                                              63.6              63.4              48.7              45.0
     Currency exchange rate change                              (1.4)             (3.4)             -                 -
     Plan participants contributions                             2.0               1.7              -                 -
     Curtailments, settlements and amendments                     .3              33.7             (13.3)            (33.4)
     Actuarial (gain) loss                                      33.5              12.0             219.3              79.5
     Benefits paid                                             (92.4)            (97.2)            (56.8)            (53.6)
                                                       --------------    --------------    --------------     -------------
         Obligation at end of year                             915.6             871.4             868.2             658.2
                                                       --------------    --------------    --------------     -------------

Change in Plan Assets:
     FMV of plan assets at beginning of year                   791.1             890.6               -                  -
     Actual return on assets                                   (48.5)            (14.4)              -                  -
     Currency exchange rate change                              (1.1)             (2.8)             -                  -
     Employer contributions                                     21.7              14.9              56.8              53.6
     Benefits paid                                             (92.4)            (97.2)            (56.8)            (53.6)
                                                       --------------    --------------    --------------     -------------
     FMV of plan assets at end of year                         670.8             791.1               -                 -
                                                       --------------    --------------    --------------     -------------

     Obligation in excess of plan assets                       244.8              80.3             868.2             658.2
     Unrecognized net actuarial gain (loss)                   (128.4)             25.4            (240.5)            (21.6)
     Unrecognized prior service costs                          (39.9)            (45.1)             76.5              78.3
     Adjustment required to recognize minimum liability        105.5               3.0               -                  -
     Intangible asset and other                                 40.3               1.8               -                  -
                                                       --------------    --------------    --------------     -------------
         Accrued benefit liability                     $       222.3     $        65.4     $       704.2      $      714.9
                                                       ==============    ==============    ==============     =============

The assets of the Company sponsored pension plans, like numerous other companies' plans, are, to a substantial degree, invested in the capital markets and managed by a third party. Given the performance of the stock market during
2001, the Company was required to reflect an additional minimum pension liability of $64.5 (net of income tax benefit of $38.0) in its 2001 financial statements as a result of a decline in the value of the assets held by the
Company's pension plans. Minimum pension liability adjustments are non-cash adjustments that are reflected as an increase in pension liability and an offsetting charge to stockholders' equity (net of income tax) through comprehensive income (rather than net income). The Company also anticipates that the decline in the value of the pension plans' assets will unfavorably impact pension costs reflected in its 2002 operating results. However, absent a decision by the Company to increase its contributions to the pension plans as a result of the 2001 asset performance, such asset performance is not expected to have a material impact on the Company's near-term liquidity as pension funding requirements generally allow for such impacts to be spread over multiple years.
Increases in post-2002 pension funding requirements could occur, however, if capital market performance in future periods does not more closely approximate the long-term rate of return assumed by the Company, and the amount of such increases could be material.

The aggregate accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligation in excess of plan assets were
$856.1 and $634.7, respectively, as of December 31, 2001, and $789.3 and $748.5,
respectively, as of December 31, 2000. The December 31, 2000 net periodic benefit costs in the following table have been revised from previous disclosures to include the balances of Alpart and KBC that were fully reflected in the statement of consolidated income (loss) for the year ended December 31, 2000.
The costs in the table for 1999 were not revised because the amounts were not material.

                                                               Pension Benefits                  Medical/Life Benefits
                                                       ---------------------------------   --------------------------------
                                                             2001        2000       1999         2001       2000       1999
                                                       ---------- ----------- ----------   ---------- ---------- ----------
Components of Net Periodic Benefit Costs:
     Service cost                                      $    38.6  $     20.6  $    14.6    $    12.1  $     5.3  $     5.2
     Interest cost                                          63.6        63.4       59.7         48.7       45.0       41.5
     Expected return on assets                             (70.9)      (80.8)     (72.9)            -          -          -
     Amortization of prior service cost                      5.5         3.9        3.3        (15.1)     (12.8)     (12.1)
     Recognized net actuarial (gain) loss                    (.5)       (1.9)        .7            -          -          -
                                                       ---------- ----------- ----------   ---------- ---------- ----------
     Net periodic benefit cost                              36.3         5.2        5.4         45.7       37.5       34.6
     Curtailments, settlements, etc.                           -          .1         .4            -          -          -
                                                       ---------- ----------- ----------   ---------- ---------- ----------
         Adjusted net periodic benefit costs(1)        $    36.3  $      5.3  $     5.8    $    45.7  $    37.5  $    34.6
                                                       ========== =========== ==========   ========== ========== ==========

(1)  Approximately $24.5 of the $36.3 adjusted net periodic benefit costs in
     2001 and $6.1 of the $5.3 adjusted net periodic benefit costs in 2000 related to pension accruals that were provided in respect to headcount reductions resulting from the performance improvement program (see Note 6)
     and the Pacific Northwest power sales (see Note 7).

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                                          1% Increase       1% Decrease
                                                                        -------------     -------------

Increase (decrease) to total of service and interest cost               $        6.8      $       (5.0)
Increase (decrease) to the postretirement benefit obligation            $       91.6      $      (64.3)

The foregoing medical benefit liability and cost data does not reflect the fact that in February 2002, KACC notified its salaried retirees that, given the significant escalation in medical costs and the increased burden it was creating, KACC was going to require such retirees to fund a portion of their medical costs beginning May 1, 2002. The impact of such changes will be to reduce the estimated cash payments by the Company by approximately $10.0 per year. The financial statement benefits of this change will, however, be reflected over the remaining employment period of the Company's employees in accordance with generally accepted accounting principles.

Postemployment Benefits. The Company provides certain benefits to former or inactive employees after employment but before retirement.

Restricted Common Stock. During 2001, the Company completed an exchange with certain employees who held stock options to purchase the Company's Common Stock whereby a total of approximately 3,617,000 options were exchanged (on a fair value basis) for approximately 1,086,000 restricted shares of the Company's
Common Stock. The fair value of the restricted shares issued is being amortized to expense over the three-year period during which the restrictions lapse. In
March 2002, approximately 155,000 restricted shares, all of which had not been vested, were voluntarily forfeited by certain employees.

Incentive Plans. The Company has an unfunded incentive compensation program, which provides incentive compensation based on performance against annual plans and over rolling three-year periods. In addition, the Company has a
"nonqualified" stock option plan and KACC has a defined contribution plan for salaried employees. The Company's expense for all of these plans was $4.5, $5.7 and $6.0 for the years ended December 31, 2001, 2000 and 1999, respectively.

Up to 8,000,000 shares of the Company's Common Stock were reserved for issuance under its stock incentive compensation plans. At December 31, 2001, 3,573,728 shares of Common Stock remained available for issuance under those plans. Stock options granted pursuant to the Company's nonqualified stock option program are granted at or above the prevailing market price, generally vest at a rate of 20
- 33% per year, and have a five or ten year term. Information concerning nonqualified stock option plan activity is shown below. The weighted average price per share for each year is shown parenthetically.

                                                                                     2001              2000            1999
------------------------------------------------------------------------    -------------    --------------   -------------

Outstanding at beginning of year ($10.24, $10.24 and $9.98)                    4,375,947         4,239,210       3,049,122
Granted ($2.89, $10.23 and $11.15)                                               874,280           757,335       1,218,068
Exercised ($7.25)                                                                 -                 -               (7,920)
Expired or forfeited ($10.39, $11.08 and $11.02)                              (3,689,520)         (620,598)        (20,060)
                                                                            -------------    --------------   -------------

Outstanding at end of year ($8.37, $10.24 and $10.24)                          1,560,707         4,375,947       4,239,210
                                                                            =============    ==============   =============

Exercisable at end of year ($9.09, $10.18 and $10.17)                            695,183         2,380,491       1,763,852
                                                                            =============    ==============   =============

Options exercisable at December 31, 2001 had exercisable prices ranging from
$1.72 to $12.75 and a weighted average remaining contractual life of 2.7 years.

As a part of a plan of reorganization, it is possible that the interests of the holders of outstanding options could be diluted or cancelled.

11.  MINORITY INTERESTS AND PLEDGED SHARES OF COMMON STOCK

Minority Interests. The Company owns a 90% interest in Volta Aluminium Company
Limited ("Valco") and a 65% interest in Alpart. These companies' financial statements are fully consolidated into the Company's consolidated financial statements because they are majority-owned. Interests of Alpart's and Valco's minority shareholders' (included in "Other" in 2000 and 1999 in the table below)
are included in minority interests together with KACC's Redeemable Preference
Stock, which was redeemed in 2001, and KACC's Preference Stock discussed below.
Changes in minority interests were:

                                                                            2000                           1999
                                                                 ---------------------------    ---------------------------
                                                                     Redeemable                     Redeemable
                                                                     Preference                     Preference
                                                        2001              Stock        Other             Stock        Other
------------------------------------------     -------------     --------------  -----------    --------------   ----------
Beginning of period balance                    $      101.1      $        19.5   $     98.2     $        20.1    $   103.4
Redeemable preference stock -
   Accretion                                            -                    -           -                1.0             -
   Stock redemption                                     -                 (2.0)         (.8)             (1.6)            -
   Reclassification (see below)                         -                (17.5)          -                 -              -
Minority interests                                     17.4                  -          3.7                -          (5.2)
                                               -------------     --------------  -----------    --------------   ----------
End of period balance                          $      118.5      $           -   $    101.1     $        19.5    $    98.2
                                               =============     ==============  ===========    ==============   ==========

In 1985, KACC issued certain of its Redeemable Preference Stock with a par value of $1 per share and a liquidation and redemption value of $50 per share plus accrued dividends, if any. In connection with the USWA settlement agreement in
September 2000, KACC redeemed all of the remaining Redeemable Preference Stock
(350,872 shares outstanding at December 31, 2000) during March 2001. At December
31, 2000, given the pending redemption, the redemption value of the unredeemed shares ($17.5) was classified in Other accrued liabilities. The net cash impact of the redemption on KACC was only approximately $5.5 because approximately
$12.0 of the redemption amount had previously been funded into redemption funds
(included in Prepaid expenses).

KACC has four series of $100 par value Cumulative Convertible Preference Stock
("$100 Preference Stock") outstanding with annual dividend requirements of between 4 1/8% and 4 3/4% (included in "Other" in the above table). KACC has the option to redeem the $100 Preference Stock at par value plus accrued dividends.
KACC does not intend to issue any additional shares of the $100 Preference
Stock. The $100 Preference Stock can be exchanged for per share cash amounts between $69 - $80. KACC records the $100 Preference Stock at their exchange amounts for financial statement presentation and the Company includes such amounts in minority interests. At December 31, 2001 and 2000, outstanding shares of $100 Preference Stock were 8,969 and 9,250, respectively. In accordance with the Code and DIP Facility, KACC is not permitted to repurchase any of its stock.
Further, as a part of a plan of reorganization, it is possible that the interests of the holders of the $100 Preference Stock could be diluted or cancelled.

Pledged Shares. From time to time MAXXAM or certain of its subsidiaries which own the Company's Common Stock may use such stock as collateral under various financing arrangements. At December 31, 2001, 23,443,953 shares of the Company's
Common Stock beneficially owned by MAXXAM Group Holdings Inc. ("MGHI"), a wholly owned subsidiary of MAXXAM, were pledged as security for $88.2 principal amount of 12% Senior Secured Notes due 2003 issued by MGHI.

12.  COMMITMENTS AND CONTINGENCIES

Impact of Reorganization Proceedings. During the pendency of the Cases, substantially all pending litigation, except certain environmental claims and litigation, against the Debtors is stayed. Generally, claims arising from actions or omissions prior to the Filing Date will be settled in connection with the plan of reorganization.

Commitments. KACC has a variety of financial commitments, including purchase agreements, tolling arrangements, forward foreign exchange and forward sales contracts (see Note 13), letters of credit, and guarantees. Such purchase agreements and tolling arrangements include long-term agreements for the purchase and tolling of bauxite into alumina in Australia by QAL. These obligations are scheduled to expire in 2008. Under the agreements, KACC is unconditionally obligated to pay its proportional share of debt, operating costs, and certain other costs of QAL. KACC's share of the aggregate minimum amount of required future principal payments at December 31, 2001, is $79.4 which matures as follows: $30.4 in 2002, $32.0 in 2003 and $17.0 in 2006. KACC's
share of payments, including operating costs and certain other expenses under the agreements, has ranged between $92.0 - $103.0 over the past three years.
KACC also has agreements to supply alumina to and to purchase aluminum from
Anglesey.

Minimum rental commitments under operating leases at December 31, 2001, are as follows: years ending December 31, 2002 - $35.9; 2003 - $32.0; 2004 - $29.2;
2005 - $28.2; 2006 - $27.9; thereafter - $44.6. Pursuant to the Code, the
Debtors may elect to reject or assume unexpired pre-petition leases. At this time, no decisions have been made as to which significant leases will be accepted or rejected (see Note 1).

Rental expenses were $41.0, $42.5 and $41.1, for the years ended December 31,
2001, 2000 and 1999, respectively.

KACC has a long-term liability, net of estimated subleases income (included in
Long-term liabilities), on a building in which KACC has not maintained offices for a number of years, but for which it is responsible for lease payments as master tenant through 2008 under a sale-and-leaseback agreement. The future minimum rentals receivable under subleases was $104.5 at December 31, 2001.
During 2000, KACC reduced its net lease obligation by $17.0 (see Note 2) to reflect new third-party sublease agreements which resulted in occupancy and lease rates above those previously projected.

Environmental Contingencies. The Company and KACC are subject to a number of environmental laws, to fines or penalties assessed for alleged breaches of the environmental laws, and to claims and litigation based upon such laws. KACC currently is subject to a number of claims under the Comprehensive Environmental
Response, Compensation and Liability Act of 1980, as amended by the Superfund
Amendments Reauthorization Act of 1986 ("CERCLA"), and, along with certain other entities, has been named as a potentially responsible party for remedial costs at certain third-party sites listed on the National Priorities List under
CERCLA.

Based on the Company's evaluation of these and other environmental matters, the
Company has established environmental accruals, primarily related to potential solid waste disposal and soil and groundwater remediation matters. During the year ended December 31, 2001, KACC's ongoing assessment process resulted in KACC recording charges of $13.5 (of which $4.5 was recorded in the fourth quarter of
2001 and is included in Other income (expense) - see Note 2) to increase its environmental accrual. Additionally, KACC's environmental accruals were increased during the year ended December 31, 2001, by approximately $6.0 in connection with purchase of certain property. The following table presents the changes in such accruals, which are primarily included in Long-term liabilities, for the years ended December 31, 2001, 2000 and 1999:

                                                                     2001        2000       1999
-----------------------------------------------------------       -------     -------    -------

Balance at beginning of period                                    $ 46.1      $ 48.9     $ 50.7
Additional accruals                                                 23.1         2.6        1.6
Less expenditures                                                   (8.0)       (5.4)      (3.4)
                                                                  -------     -------    -------

Balance at end of period                                          $ 61.2      $ 46.1     $ 48.9
                                                                  =======     =======    =======

These environmental accruals represent the Company's estimate of costs reasonably expected to be incurred based on presently enacted laws and regulations, currently available facts, existing technology, and the Company's assessment of the likely remediation action to be taken. The Company expects that these remediation actions will be taken over the next several years and estimates that annual expenditures to be charged to these environmental accruals will be approximately $1.3 to $12.2 for the years 2002 through 2006 and an aggregate of approximately $24.8 thereafter.

As additional facts are developed and definitive remediation plans and necessary regulatory approvals for implementation of remediation are established or alternative technologies are developed, changes in these and other factors may result in actual costs exceeding the current environmental accruals. The Company believes that it is reasonably possible that costs associated with these environmental matters may exceed current accruals by amounts that could range, in the aggregate, up to an estimated $27.0. As the resolution of these matters is subject to further regulatory review and approval, no specific assurance can be given as to when the factors upon which a substantial portion of this estimate is based can be expected to be resolved. However, the Company is currently working to resolve certain of these matters.

The Company believes that KACC has insurance coverage available to recover certain incurred and future environmental costs and is pursuing claims in this regard. However, no amounts have been accrued in the financial statements with respect to such potential recoveries.

While uncertainties are inherent in the final outcome of these environmental matters, and it is presently impossible to determine the actual costs that ultimately may be incurred, management currently believes that the resolution of such uncertainties should not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

Asbestos Contingencies. KACC has been one of many defendants in a number of lawsuits, some of which involve claims of multiple persons, in which the plaintiffs allege that certain of their injuries were caused by, among other things, exposure to asbestos during, and as a result of, their employment or association with KACC or exposure to products containing asbestos produced or sold by KACC. The lawsuits generally relate to products KACC has not sold for more than 20 years.

The following table presents the changes in number of such claims pending for the years ended December 31, 2001, 2000 and 1999.

                                                                                             2001         2000         1999
---------------------------------------------------------------------------------      ----------    ---------     --------
Number of claims at beginning of period                                                  110,800      100,000       86,400
Claims received                                                                           34,000       30,600       29,300
Claims settled or dismissed                                                              (32,000)     (19,800)     (15,700)
                                                                                       ----------    ---------     --------

Number of claims at end of period                                                        112,800      110,800      100,000
                                                                                       ==========    =========     ========
Number of claims at end of period (included above) covered by agreements under
     which KACC expects to settle over an extended period                                 49,700       66,900       31,900
                                                                                       ==========    =========     ========
Due to the Cases, holders of asbestos claims are stayed from continuing to prosecute pending litigation and from commencing new lawsuits against the
Debtors. However, during the pendency of the Cases, KACC expects additional asbestos claims will be filed as part of the claims process. A separate creditors' committee representing the interests of the asbestos claimants has been appointed. The Debtors' obligations with respect to present and future asbestos claims will be resolved pursuant to a plan of reorganization.

The Company maintains a liability for estimated asbestos-related costs for claims filed to date and an estimate of claims to be filed over a 10 year period
(i.e., through 2011). The Company's estimate is based on the Company's view, at each balance sheet date, of the current and anticipated number of asbestos-related claims, the timing and amounts of asbestos-related payments, the status of ongoing litigation and settlement initiatives, and the advice of
Wharton Levin Ehrmantraut Klein & Nash, P.A., with respect to the current state of the law related to asbestos claims. However, there are inherent uncertainties involved in estimating asbestos-related costs and the Company's actual costs could exceed the Company's estimates due to changes in facts and circumstances after the date of each estimate. Further, while the Company does not presently believe there is a reasonable basis for estimating asbestos-related costs beyond 2011 and, accordingly, no accrual has been recorded for any costs which may be incurred beyond 2011, the Company expects that the plan of reorganization process may require an estimation of KACC's entire asbestos-related liability, which may go beyond 2011, and that such costs could be substantial.

The Company believes that KACC has insurance coverage available to recover a substantial portion of its asbestos-related costs. Although the Company has settled asbestos-related coverage matters with certain of its insurance carriers, other carriers have not yet agreed to settlements and disputes with certain carriers exist. The timing and amount of future recoveries from these and other insurance carriers will depend on the pendency of the Cases and on the resolution of any disputes regarding coverage under the applicable insurance policies. The Company believes that substantial recoveries from the insurance carriers are probable and additional amounts may be recoverable in the future if additional claims are added. The Company reached this conclusion after considering its prior insurance-related recoveries in respect of asbestos-related claims, existing insurance policies, and the advice of Heller
Ehrman White & McAuliffe LLP with respect to applicable insurance coverage law relating to the terms and conditions of those policies. During 2000, KACC filed suit against a group of its insurers, after negotiations with certain of the insurers regarding an agreement covering both reimbursement amounts and the timing of reimbursement payments were unsuccessful. During October 2001, the court ruled favorably on a number of issues, and during February 2002, an intermediate appellate court also ruled favorably on an issue involving coverage. The rulings did not result in any changes to the Company's estimates of its current or future asbestos-related insurance recoveries. Other courts may hear additional issues from time to time. Moreover, KACC expects to amend its lawsuit during the second quarter of 2002 to add additional insurers who may have responsibility to respond for asbestos-related costs. Given the expected significance of probable future asbestos-related payments, the receipt of timely and appropriate payments from such insurers is critical to a successful plan of reorganization and KACC's long-term liquidity.

The following tables present historical information regarding KACC's asbestos-related balances and cash flows:

                                                                                December 31,
                                                                      --------------------------------
                                                                                2001              2000
----------------------------------------------------------------      --------------    --------------
Liability (current portion of $130.0 in both years)                   $       621.3     $       492.4
Receivable (included in Other assets)(1)                                      501.2             406.3
                                                                      --------------    --------------

                                                                      $       120.1     $        86.1
                                                                      ==============    ==============

(1)  The asbestos-related receivable was determined on the same basis as the asbestos-related cost accrual. However, no assurances can be given that
     KACC will be able to project similar recovery percentages for future asbestos-related claims or that the amounts related to future asbestos-related claims will not exceed KACC's aggregate insurance coverage. As of December 31, 2001 and 2000, $33.0 and $36.9, respectively, of the receivable amounts relate to costs paid. The remaining receivable amounts relate to costs that are expected to be paid by KACC in the future.

                                                                         Year Ended December 31,                  Inception
                                                               -------------------------------------------
                                                                       2001          2000             1999          To Date
                                                               ------------  ------------    -------------  ---------------
Payments made, including related legal costs................   $     118.1   $      99.5     $       24.6   $        338.6
Insurance recoveries........................................          90.3          62.8              6.6            221.6
                                                               ------------  ------------    -------------  ---------------
                                                               $      27.8   $      36.7     $       18.0   $        117.0
                                                               ============  ============    =============  ===============

During the pendency of the Cases, all asbestos litigation is stayed. As a result, the Company does not expect to make any asbestos payments in the near term. Despite the Cases, the Company continues to pursue insurance collections in respect of asbestos-related amounts paid prior to the Filing Date.

Management continues to monitor claims activity, the status of lawsuits
(including settlement initiatives), legislative developments, and costs incurred in order to ascertain whether an adjustment to the existing accruals should be made to the extent that historical experience may differ significantly from the
Company's underlying assumptions. This process resulted in the Company reflecting charges of $57.2, $43.0 and $53.2 (included in Other income (expense)
- see Note 2) in the years ended December 31, 2001, 2000 and 1999, respectively, for asbestos-related claims, net of expected insurance recoveries, based on recent cost and other trends experienced by KACC and other companies. Additional asbestos-related claims are likely to be filed against KACC as a part of the
Chapter 11 process. Management cannot reasonably predict the ultimate number of such claims or the amount of the associated liability. However, it is likely that such amounts could exceed, perhaps significantly, the liability amounts reflected in the Company's consolidated financial statements, which (as previously stated) is only reflective of an estimate of claims over the next ten-year period. KACC's obligations in respect of the currently pending and future asbestos-related claims will ultimately be determined (and resolved) as a part of the overall Chapter 11 proceedings. It is anticipated that resolution of these matters will be a lengthy process. Management will continue to periodically reassess its asbestos-related liabilities and estimated insurance recoveries as the Cases proceed. However, absent unanticipated developments such as asbestos-related legislation, material developments in other asbestos-related proceedings or in the Company's or KACC's Chapter 11 proceedings, it is not anticipated that the Company will have sufficient information to reevaluate its asbestos-related obligations and estimated insurance recoveries until much later in the Cases. Any adjustments ultimately deemed to be required as a result of the reevaluation of KACC's asbestos-related liabilities or estimated insurance recoveries could have a material impact on the Company's future financial statements.

Labor Matters. In connection with the USWA strike and subsequent lock-out by
KACC, which was settled in September 2000, certain allegations of unfair labor practices ("ULPs") were filed with the National Labor Relations Board ("NLRB")
by the USWA. As previously disclosed, KACC responded to all such allegations and believes that they were without merit. Twenty-two of twenty-four allegations of
ULPs previously brought against KACC by the USWA have been dismissed. A trial before an administrative law judge for the two remaining allegations concluded in September 2001. A decision is not expected until sometime after the second quarter of 2002. Any outcome from the trial before the administrative law judge would be subject to additional appeals by the general counsel of the NLRB, the
USWA or KACC. This process could take months or years. This matter is currently not stayed by the Cases. The Company continues to believe that the charges are without merit. While uncertainties are inherent in matters such as this and it is presently impossible to determine the remedy, if any, that may ultimately arise in connection with this matter, the Company does not believe that the ultimate outcome of this matter will have a material adverse impact on the
Company's liquidity or financial position. However, no assurances can be given in this regard. Amounts due, if any, in satisfaction of this matter could be significant to the results of the period in which they are recorded. If these proceedings eventually resulted in a final ruling against KACC with respect to either allegation, it could be liable for back pay to USWA members at the five plants and such amount could be significant. Any liability ultimately determined to exist in this matter will be dealt with in the overall context of the
Debtors' plan of reorganization.

Dispute with MAXXAM. In March 2002, MAXXAM filed a declaratory action with the
Court asking the Court to find that it has no further obligations to the Debtors under the tax allocation agreements discussed in Note 9. MAXXAM asserts that the agreements are personal contracts and financial accommodations which cannot be assumed under the Code. At December 31, 2001, the Company had a receivable from
MAXXAM of $35.0 (included in Other assets) outstanding under the tax allocation agreement in respect of various tax contingencies in an equal amount (reflected in Long-term liabilities). The Company believes that MAXXAM's position is without merit and that MAXXAM will be required to satisfy its obligations under the tax allocation agreements.

Other Contingencies. The Company or KACC is involved in various other claims, lawsuits, and other proceedings relating to a wide variety of matters related to past or present operations. While uncertainties are inherent in the final outcome of such matters, and it is presently impossible to determine the actual costs that ultimately may be incurred, management currently believes that the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

13.   DERIVATIVE FINANCIAL INSTRUMENTS AND RELATED HEDGING PROGRAMS

In conducting its business, KACC uses various instruments, including forward contracts and options, to manage the risks arising from fluctuations in aluminum prices, energy prices and exchange rates. KACC enters into hedging transactions from time to time to limit its exposure resulting from (1) its anticipated sales of alumina, primary aluminum, and fabricated aluminum products, net of expected purchase costs for items that fluctuate with aluminum prices, (2) the energy price risk from fluctuating prices for natural gas, fuel oil and diesel oil used in its production process, and (3) foreign currency requirements with respect to its cash commitments with foreign subsidiaries and affiliates.

As KACC's hedging activities are generally designed to lock-in a specified price or range of prices, gains or losses on the derivative contracts utilized in these hedging activities (except the impact of those contracts discussed below which have been marked to market) will generally offset at least a portion of any losses or gains, respectively, on the transactions being hedged. See Note 2 for a discussion of the effects of the new accounting requirements under SFAS
No. 133, which is being used for reporting results beginning with the first quarter of 2001.

Because the agreements underlying KACC's hedging positions provided that the counterparties to the hedging contracts could liquidate KACC's hedging positions if KACC filed for reorganization, KACC chose to liquidate these positions in advance of the Filing Date. Proceeds from the liquidation totaled approximately
$42.2. Gains or losses associated with these liquidated positions have been deferred and are being recognized over the original hedging periods as the underlying purchases/sales are still expected to occur. The amount of gains/losses deferred are as follows: gains of $30.2 for aluminum contracts, losses of $5.0 for Australian dollars and $1.9 for energy contracts. The following table summarizes KACC's derivative hedging positions at December 31,
2001:

                                                                                    Carrying/
                                                                                     Market
                          Commodity                                Period             Value
------------------------------------------------------------  ----------------   --------------

Aluminum -
       Option contracts and swaps                                   2002         $        40.8
       Option contracts                                             2003                  11.9
Australian dollars - Option contracts                           2002 to 2005               4.0
Energy -
       Natural gas - Option contracts and swaps                 1/02 to 3/02              (1.2)
       Fuel Oil - Swaps                                         1/02 to 3/02                .7

During the first quarter of 2001, the Company recorded a mark-to-market benefit of $6.8 (included in Other income (expense)) related to the application of SFAS
No. 133. However, starting in the second quarter of 2001, the income statement impact of mark-to-market changes was essentially eliminated as unrealized gains or losses resulting from changes in the value of these hedges began being recorded in other comprehensive income (see Note 2) based on changes in SFAS No.
133 enacted in April 2001.

During late 1999 and early 2000, KACC entered into certain aluminum contracts with a counterparty. While the Company believed that the transactions were consistent with its stated hedging objectives, these positions did not qualify for treatment as a "hedge" under accounting guidelines. Accordingly, the positions were marked-to-market each period. A recap of mark-to-market pre-tax gains (losses) for these positions, together with the amount discussed in the paragraph above, is provided in Note 2. During the fourth quarter of 2001, KACC liquidated all of the remaining positions. This resulted in the recognition of approximately $3.3 of additional mark-to-market income during the fourth quarter of 2001.

As of December 31, 2001, KACC had sold forward substantially all of the alumina available to it in excess of its projected internal smelting requirements for
2002 and 2003, respectively, at prices indexed to future prices of primary aluminum.

The Company anticipates that, subject to the approval of the Court and prevailing economic conditions, it may reinstitute an active hedging program to protect the interests of its constituents. However, no assurance can be given as to when or if the appropriate Court approval will be obtained or when or if such hedging activities will restart.

14.  SUBSEQUENT EVENT

Subsequent to December 31, 2001, KACC paid an aggregate of $10.0 into two separate trusts funds in respect of (a) potential liability obligations of directors and officers and (b) certain obligations attributable to certain management compensation agreements. These payments will result in an approximate
$5.0 increase in Other assets and an approximate $5.0 charge to selling, administrative, research and development, and general expenses in 2002.

15.  SEGMENT AND GEOGRAPHICAL AREA INFORMATION

The Company's operations are located in many foreign countries, including
Australia, Canada, Ghana, Jamaica, and the United Kingdom. Foreign operations in general may be more vulnerable than domestic operations due to a variety of political and other risks. Sales and transfers among geographic areas are made on a basis intended to reflect the market value of products.

The Company's operations are organized and managed by product type. The Company operations include four operating segments of the aluminum industry and its commodities marketing and corporate segments. The aluminum industry segments include: Alumina and bauxite, Primary aluminum, Flat-rolled products and
Engineered products. The Alumina and bauxite business unit's principal products are smelter grade alumina and chemical grade alumina hydrate, a value-added product, for which the Company receives a premium over smelter grade market prices. The Primary aluminum business unit produces commodity grade products as well as value-added products such as rod and billet, for which the Company receives a premium over normal commodity market prices. The Flat-rolled products group sells value-added products such as heat treat aluminum sheet and plate which are used in the aerospace and general engineering markets as well as selling to the beverage container and specialty coil markets. The Engineered products business unit serves a wide range of industrial segments including the automotive, distribution, aerospace and general engineering markets. The Company uses a portion of its bauxite, alumina and primary aluminum production for additional processing at its downstream facilities. Transfers between business units are made at estimated market prices. The Commodities marketing segment includes the results of KACC's alumina and aluminum hedging activities (see Note
13). The accounting policies of the segments are the same as those described in
Note 2. Business unit results are evaluated internally by management before any allocation of corporate overhead and without any charge for income taxes, interest expense or non-recurring charges.

Financial information by operating segment at December 31, 2001, 2000 and 1999 is as follows:

                                                                                           Year Ended December 31,
                                                                                  -----------------------------------------
                                                                                         2001           2000           1999
---------------------------------------------------------------------------       -----------    -----------    -----------
Net Sales:
   Bauxite and Alumina:(1)
     Net sales to unaffiliated customers                                          $    508.3     $    442.2     $    395.8
     Intersegment sales                                                                 77.9          148.3          129.0
                                                                                  -----------    -----------    -----------
                                                                                       586.2          590.5          524.8
                                                                                  -----------    -----------    -----------
   Primary Aluminum:(2)
     Net sales to unaffiliated customers                                               358.9          563.7          432.9
     Intersegment sales                                                                  3.8          242.3          240.6
                                                                                  -----------    -----------    -----------
                                                                                       362.7          806.0          673.5
                                                                                  -----------    -----------    -----------
   Flat-Rolled Products                                                                308.0          521.0          591.3
   Engineered Products                                                                 429.5          564.9          556.8
   Commodities Marketing                                                                22.9          (25.4)          18.3
   Minority Interests                                                                  105.1          103.4           88.5
   Eliminations                                                                        (81.7)        (390.6)        (369.6)
                                                                                  -----------    -----------    -----------
                                                                                  $  1,732.7     $  2,169.8     $  2,083.6
                                                                                  ===========    ===========    ===========
Equity in income (loss) of unconsolidated affiliates:
   Bauxite and Alumina                                                            $     (2.3)    $     (8.4)    $      3.4
   Primary Aluminum                                                                      4.0            3.6           (1.0)
   Engineered Products and Other                                                          -              -             2.5
                                                                                  -----------    -----------    -----------
                                                                                  $      1.7     $     (4.8)    $      4.9
                                                                                  ===========    ===========    ===========
Operating income (loss):
   Bauxite and Alumina - Note 3                                                   $    (46.9)    $     57.2     $    (10.5)
   Primary Aluminum (3)                                                                  5.1          100.1           (4.8)
   Flat-Rolled Products                                                                   .4           16.6           17.1
   Engineered Products                                                                   4.6           34.1           38.6
   Commodities Marketing                                                                 5.6          (48.7)          21.3
   Micromill                                                                              -             (.6)         (11.6)
   Eliminations                                                                          1.0             .1            6.9
   Corporate and Other                                                                 (68.5)         (61.4)         (61.8)
   Non-Recurring Operating Items - Note 6                                              163.6           41.9          (24.1)
                                                                                  -----------    -----------    -----------
                                                                                  $     64.9     $    139.3     $    (28.9)
                                                                                  ===========    ===========    ===========

(1)  Net sales for 2001, 2000 and 1999, included approximately 115,000 tons,
     322,000 tons and 395,000 tons, respectively, of alumina purchased from third parties.
(2)  Beginning in the first quarter of 2001, as a result of the continuing curtailment of KACC's Northwest smelters, the Flat-rolled products business unit began purchasing its own primary aluminum rather than relying on the
     Primary aluminum business unit to supply its aluminum requirements through production or third party purchases. The Engineered products business unit was already responsible for purchasing the majority of its primary aluminum requirements. During the years ended December 31, 2001, 2000 and 1999, the
     Primary aluminum business unit purchased approximately 27,300 tons, 56,100 tons and 12,000 tons, respectively, of primary aluminum from third parties to meet existing third party commitments.
(3)  Operating income (loss) for 1999 included potline preparation and restart costs of $12.8.

                                                                                           Year Ended December 31,
                                                                                  -----------------------------------------
                                                                                         2001           2000           1999
---------------------------------------------------------------------------       -----------    -----------    -----------
Depreciation and amortization:
   Bauxite and Alumina - Note 3                                                   $     37.8     $     22.2     $     29.7
   Primary Aluminum                                                                     21.6           24.8           27.8
   Flat-Rolled Products                                                                 16.9           16.7           16.2
   Engineered Products                                                                  12.8           11.5           10.7
   Corporate and Other (includes Micromill in 1999)                                      1.1            1.7            5.1
                                                                                  -----------    -----------    -----------
                                                                                  $     90.2     $     76.9     $     89.5
                                                                                  ===========    ===========    ===========
Capital expenditures:
   Bauxite and Alumina - Note 3                                                   $    117.8     $    254.6     $     30.4
   Primary Aluminum                                                                      8.7            9.6           12.8
   Flat-Rolled Products                                                                  1.5            7.6           16.6
   Engineered Products - Note 5                                                         19.9           23.6            7.8
   Corporate and Other                                                                    .8            1.1             .8
                                                                                  -----------    -----------    -----------
                                                                                  $    148.7     $    296.5     $     68.4
                                                                                  ===========    ===========    ===========

                                                                                    December 31,
                                                                          --------------------------------
                                                                                    2001              2000
----------------------------------------------------------------------    --------------    --------------
Investments in and advances to unconsolidated affiliates:
   Bauxite and Alumina - Note 4                                           $        43.9     $        56.0
   Primary Aluminum                                                                18.8              19.0
   Corporate and Other - Note 4                                                      .3               2.8
                                                                          --------------    --------------

                                                                          $        63.0     $        77.8
                                                                          ==============    ==============
Segment assets:
   Bauxite and Alumina                                                    $       922.5     $       957.0
   Primary Aluminum - Note 7                                                      467.0             623.3
   Flat-Rolled Products                                                           261.5             337.7
   Engineered Products                                                            233.8             232.9
   Commodities Marketing                                                           48.4              62.1
   Corporate and Other - Note 9                                                   810.5           1,130.1
                                                                          --------------    --------------

                                                                          $     2,743.7     $     3,343.1
                                                                          ==============    ==============

Geographical information for net sales, based on country of origin, and long-lived assets follows:

                                                                         Year Ended December 31,
                                                              ---------------------------------------------
                                                                      2001             2000            1999
---------------------------------------------------------     ------------    -------------    ------------
Net sales to unaffiliated customers:
     United  States                                           $   1,017.3     $     1,350.1    $    1,439.6
     Jamaica                                                        219.4             298.5           233.1
     Ghana                                                          221.3             237.5           153.2
     Other Foreign                                                  274.7             283.7           257.7
                                                              ------------    -------------    ------------
                                                              $   1,732.7     $     2,169.8    $    2,083.6
                                                              ============    =============    ============

                                                                      December 31,
                                                              -----------------------------
                                                                      2001             2000
-------------------------------------------------------       ------------    -------------
Long-lived assets: (1)
     United States                                            $     832.5     $       809.0
     Jamaica                                                        303.8             290.3
     Ghana                                                           83.3              80.8
     Other Foreign                                                   58.8              73.8
                                                              ------------    -------------
                                                              $   1,278.4     $     1,253.9
                                                              ============    =============

(1) Long-lived assets include Property, plant, and equipment, net and
    Investments in and advances to unconsolidated affiliates.

The aggregate foreign currency gain included in determining net income was immaterial for the years ended December 31, 2001, 2000 and 1999. No single customer accounted for sales in excess of 10% of total revenue in 2001, 2000 and
1999. Export sales were less than 10% of total revenue during the years ended
December 31, 2001, 2000 and 1999.

                                                                                    Quarter Ended
                                                            -------------------------------------------------------------
(In millions of dollars, except share amounts)                   March 31,     June 30,    September 30,     December 31,
--------------------------------------------------------    --------------   ----------   --------------   --------------

2001
   Net sales                                                $       480.3    $   446.8          $ 430.3          $ 375.3
   Operating income (loss)                                          215.4        (27.6)           (36.1)           (86.8)
   Net income (loss)                                                119.6 (1)    (64.1)(2)         68.4 (3)       (583.3)(4)
   Basic/Diluted Earnings per share                                  1.50 (1)     (.80)(2)          .85 (3)        (7.23)(4)
   Common stock market price:(11)
      High                                                           4.44         4.90             4.45             3.34
      Low                                                            3.23         3.25             2.57             1.56
2000
   Net sales                                                $       575.7    $   552.8          $ 545.2          $ 496.1
   Operating income                                                  36.9         51.5              2.8             48.1
   Net income (loss)                                                 11.7 (5)     11.0 (6)        (16.8)(7)         10.9 (8)
   Basic/Diluted Earnings (loss) per share                            .15 (5)      .14 (6)         (.21)(7)          .14 (8)
   Common stock market price:(11)
      High                                                           8.88         5.13             6.06             5.94
      Low                                                            4.13         2.94             3.50             3.50
1999
   Net sales                                                $       490.3    $   536.2          $ 528.7          $ 528.4
   Operating income (loss)                                          (33.0)          .7            (12.1)            15.5
   Net income (loss)                                                (38.2)       (15.7)           (39.2)(9)         39.0 (10)
   Basic/Diluted Earnings (loss) per share                           (.48)        (.20)            (.49)(9)          .49 (10)
   Common stock market price:(11)
      High                                                           6.94        10.13             9.69             8.25
      Low                                                            4.75         5.00             6.63             6.00

(1)     Includes the following pre-tax items: a gain of $228.2 from the sale of power and $15.3 of mark-to-market ("MTM") non-operating gains offset by a non-cash charge of $7.5 for asbestos-related claims, abnormal Gramercy start-up costs of $19.0 and excess overhead and other costs associated with curtailed Northwest smelting operations of $6.0. Excluding these items, results would have been a basic loss per share of approximately
        $.12.
(2)     Includes the following pre-tax items: a non-cash charge of $45.8 for asbestos-related claims, a non-cash charge of $8.0 for an adjustment to environmental liabilities, abnormal Gramercy start-up costs of $22.0 and certain other net non-recurring charges totaling $12.2 offset by a gain of $15.2 for Gramercy business interruption recoveries. Excluding these items, results would have been a basic loss per share of approximately
        $.25.
(3)     Includes the following pre-tax items: a gain of $163.6 from sale of QAL interest, $13.9 of MTM non-operating gains and a gain of $21.4 for
        Gramercy business interruption recoveries offset by charges of $24.5 for restructuring, abnormal Gramercy start-up costs of $13.9 and certain other net non-recurring charges totaling $1.6. Excluding these items, results would have been a basic loss per share of approximately $.31.
(4)     Includes increase in valuation allowances for net deferred income tax assets of $505.4 and the following pre-tax items: charges for restructuring of $8.2, abnormal Gramercy start-up and other costs of
        $16.5, contract labor costs related to smelter curtailment of $9.4, impairment charges related to Trentwood equipment of $17.7 and certain other net non-recurring charges totaling $9.6. Excluding these items, results would have been basic loss per share of approximately $.43.
(5)     Includes the following pre-tax items: MTM non-operating gains of $14.4 offset by a charge of $2.0 for restructuring. Excluding these items, results would have been basic income per share of approximately $.05.
(6)     Includes the following pre-tax items: a gain of $15.8 from the sale of power offset by certain other non-recurring charges totaling $7.9.
        Excluding these items, results would have been basic income per share of approximately $.08.
(7)     Includes the following pre-tax items: a labor settlement charge of
        $38.5, a non-cash charge of $43.0 for asbestos-related claims, a charge of $11.5 for incremental maintenance spending and charges of $18.1 for non-recurring impairment and restructuring charges offset by a gain of
        $40.5 from the sale of power, gains of $39.0 related to real estate transactions and $.9 of MTM non-operating gains. Excluding these items, results would have been basic income per share of approximately $.03.
(8)     Includes the following pre-tax items: a gain of $103.2 from the sale of power offset by a non-cash impairment loss of approximately $33.0, a charge of $26.2 for operating profit foregone as a result of power sales and certain other net non-operating charges totaling $10.9. Excluding these items, but giving effect to operating profit foregone as a result of these power sales, results would have been basic loss per share of approximately $.19.
(9)     Includes the following pre-tax items: a non-cash charge of $19.1 to reduce the carrying value of the Company's Micromill assets, a non-cash charge of $15.2 for asbestos-related claims and certain other non-operating charges totaling $10.9. Excluding these items, results would have been basic loss per share of approximately $.11.
(10)    Includes the following pre-tax items: a gain of $85.0 on involuntary conversion at Gramercy facility (see Note 3) offset by $12.8 of MTM non-operating charges. Excluding this item, results would have been basic loss per share of approximately $.11.
(11)    As part of a plan of reorganization, it is possible that the interests of the Company's existing stockholders could be diluted or cancelled.

FIVE-YEAR FINANCIAL DATA
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                       December 31,
                                                               ------------------------------------------------------------
(In millions of dollars)                                              2001        2000        1999         1998        1997
-----------------------------------------------------------    ----------- -----------  ----------  -----------  ----------
ASSETS                                                             (1)
Current assets:
   Cash and cash equivalents                                   $    153.3  $     23.4   $    21.2   $     98.3   $    15.8
   Receivables                                                      206.4       429.8       261.0        282.7       340.2
   Inventories                                                      313.3       396.2       546.1        543.5       568.3
   Prepaid expenses and other current assets                         86.2       162.7       145.6        105.5       121.3
                                                               ----------- -----------  ----------  -----------  ----------
      Total current assets                                          759.2     1,012.1       973.9      1,030.0     1,045.6

Investments in and advances to unconsolidated affiliates             63.0        77.8        96.9        128.3       148.6
Property, plant, and equipment - net                              1,215.4     1,176.1     1,053.7      1,108.7     1,171.8
Deferred income taxes                                                  -        454.2       440.0        377.9       330.6
Other assets                                                        706.1       622.9       634.3        346.0       317.3
                                                               ----------- -----------  ----------  -----------  ----------
      Total                                                    $  2,743.7  $  3,343.1   $ 3,198.8   $  2,990.9   $ 3,013.9
                                                               =========== ===========  ==========  ===========  ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accruals                               $    515.0  $    673.5   $   500.3   $    432.7   $   457.3
   Accrued postretirement medical benefit obligation -
      current portion                                                62.0        58.0        51.5         48.2        45.3
   Payable to affiliates                                             52.9        78.3        85.8         77.1        82.7
   Long-term debt - current portion                                 173.5        31.6          .3           .4         8.8
                                                               ----------- -----------  ----------  -----------  ----------
      Total current liabilities                                     803.4       841.4       637.9        558.4       594.1

Long-term liabilities                                               919.9       703.7       727.1        532.9       491.9
Accrued postretirement medical benefit obligation                   642.2       656.9       678.3        694.3       720.3
Long-term debt                                                      700.8       957.8       972.5        962.6       962.9
Minority interests                                                  118.5       101.1       117.7        123.5       127.7

Stockholders' equity:
   Common stock                                                        .8          .8          .8           .8          .8
   Additional capital                                               539.1       537.5       536.8        535.4       533.8
   Retained earnings (accumulated deficit)                         (913.7)     (454.3)     (471.1)      (417.0)     (417.6)
   Accumulated other comprehensive income (loss)                    (67.3)       (1.8)       (1.2)         -            -
                                                               ----------- -----------  ----------  -----------  ----------
      Total stockholders' equity                                   (441.1)       82.2        65.3        119.2       117.0
                                                               ----------- -----------  ----------  -----------  ----------
      Total                                                    $  2,743.7  $  3,343.1   $ 3,198.8   $  2,990.9   $ 3,013.9
                                                               =========== ===========  ==========  ===========  ==========

Debt-to-capital ratio(2)                                            147.9        81.2        81.2         76.9        77.8

(1)  Prepared on a "going concern" basis. See Notes 1 and 2 of Notes to
     Consolidated Financial Statements for a discussion of the possible impact of the Cases.

(2)  Total of long-term debt - current portion and long-term debt (collectively
     "total debt") as a ratio of total debt, deferred income tax liabilities, minority interests, and stockholders' equity.

FIVE-YEAR FINANCIAL DATA
STATEMENTS OF CONSOLIDATED INCOME (LOSS)
--------------------------------------------------------------------------------

                                                                            Year Ended December 31,
                                                       -----------------------------------------------------------------
(In millions of dollars, except share amounts)                 2001          2000         1999         1998         1997
-----------------------------------------------------  ------------   -----------  -----------  -----------  -----------
                                                             (1)
Net sales                                              $   1,732.7    $  2,169.8   $  2,083.6   $  2,302.4   $  2,423.3
                                                       ------------   -----------  -----------  -----------  -----------

Costs and expenses:
   Cost of products sold                                   1,638.4       1,891.4      1,893.5      1,892.2      2,001.3
   Depreciation and amortization                              90.2          76.9         89.5         99.1        102.5
   Selling, administrative, research and development,
     and general                                             102.8         104.1        105.4        115.5        131.8
   Non-recurring operating items                            (163.6)        (41.9)        24.1        105.0         19.7
                                                       ------------   -----------  -----------  -----------  -----------
     Total costs and expenses                              1,667.8       2,030.5      2,112.5      2,211.8      2,255.3
                                                       ------------   -----------  -----------  -----------  -----------

Operating income (loss)                                       64.9         139.3        (28.9)        90.6        168.0

Other income (expense):
   Interest expense                                         (109.0)       (109.6)      (110.1)      (110.0)      (110.7)
   Gain on sale of interest in QAL                           163.6           -            -            -            -
   Gain on involuntary conversion at Gramercy facility          -            -           85.0          -            -
   Other - net                                               (32.8)         (4.3)       (35.9)         3.5          3.0
                                                       ------------   -----------  -----------  -----------  -----------

Income (loss) before income taxes, minority interests         86.7          25.4        (89.9)       (15.9)        60.3

(Provision) benefit for income taxes                        (550.2)        (11.6)        32.7         16.4         (8.8)

Minority interests                                             4.1           3.0          3.1           .1         (3.5)
                                                       ------------   -----------  -----------  -----------  -----------

Net income (loss)                                           (459.4)         16.8        (54.1)          .6         48.0

Preferred stock dividends                                      -             -            -            -           (5.5)
                                                       ------------   -----------  -----------  -----------  -----------
Net income (loss) available to common shareholders     $    (459.4)   $     16.8   $    (54.1)  $       .6   $     42.5
                                                       ============   ===========  ===========  ===========  ===========

Earnings (loss) per share:
   Basic/Diluted                                       $     (5.73)   $      .21   $     (.68)  $      .01   $      .57
                                                       ============   ===========  ===========  ===========  ===========

Dividends per common share                             $        -     $       -    $       -    $       -    $       -
                                                       ============   ===========  ===========  ===========  ===========
Weighted average shares outstanding (000):
   Basic                                                    80,235        79,520       79,336       79,115       74,221

   Diluted                                                  80,235        79,523       79,336       79,156       74,382

(1)  Prepared on a "going concern" basis. See Notes 1 and 2 of Notes to
     Consolidated Financial Statements for a discussion of the possible impact of the Cases.